                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                -----------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

                                -----------------

                        Date of Report (Date of earliest
                         event reported) March 10, 1997


                              ZIONS BANCORPORATION
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)

      UTAH                        0-2610                     87-0227400
 --------------           ------------------------       ------------------
   (State of              (Commission File Number)       (IRS Employer
 incorporation)                                          Identification No.)

 One South Main, Suite 1380, Salt Lake City, Utah              84111
 ---------------------------------------------------------------------------
               (Address of principal executive offices)      (Zip Code)

                                 (801) 524-4787
                          -----------------------------
                         (Registrant's telephone number,
                              including area code)

               1380 Kennecott Building, Salt Lake City, Utah 84133
       -------------------------------------------------------------------
         (Former name or former address, if changed since last report)

Item 5.  Other Events.

         The Registrant files hereby its Consolidated Financial Statements as of December 31, 1996 and 1995 and for each of the years in the three year period ended December 31, 1996 as well as its Management's Discussion and Analysis of Financial Condition and Results of Operations and Guide 3 information (Statistical Disclosure by Bank Holding Companies) related thereto.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         The Registrant files hereby its Consolidated Financial Statements as of December 31, 1996 and 1995 and for each of the years in the three year period ended December 31, 1996 as well as its Management's Discussion and Analysis of Financial Condition and Results of Operations and Guide 3 information (Statistical Disclosure by Bank Holding Companies) related thereto.

         (c) Exhibits

             27.0  Financial Data Schedule

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data is derived from the audited consolidated financial statements of the Company. It should be read in conjunction with the Company's consolidated financial statements and the related notes and with management's discussion and analysis of financial condition and results of operations and other detailed information included elsewhere herein.

                                                                                      Years ended December 31,
                                                         --------------------------------------------------------------------------
(Amounts in thousands, except per share and ratio data)      1996           1995          1994             1993             1992
                                                         -------------  -------------  -------------  -------------   -------------
RESULTS OF OPERATIONS
Interest income                                          $     478,958  $     430,483  $     353,989  $     293,616   $     278,225
Interest expense                                               218,485        203,389        155,383        118,959         120,943
                                                         -------------  -------------  -------------  -------------   -------------
Net interest income                                            260,473        227,094        198,606        174,657         157,282
Provision for loan losses                                        3,540          2,800          2,181          2,993          10,929
                                                         -------------  -------------  -------------  -------------   -------------
Net interest income after provision for loan losses            256,933        224,294        196,425        171,664         146,353
Noninterest income                                             110,891         88,014         73,202         79,880          62,849
Noninterest expense                                            214,332        190,030        174,900        167,750         139,069
                                                         -------------  -------------  -------------  -------------   -------------
Income before income taxes and cumulative
   effect of changes in accounting principles                  153,492        122,278         94,727         83,794          70,133
Income taxes                                                    52,142         40,950         30,900         27,248          22,924
                                                         -------------  -------------  -------------  -------------   -------------
Income before cumulative effect of changes in
   accounting principles                                       101,350         81,328         63,827         56,546          47,209
Cumulative effect of changes in accounting principles              -              -              -            1,659             -
                                                         -------------  -------------  -------------  -------------   -------------
Net income                                               $     101,350  $      81,328  $      63,827  $      58,205   $      47,209
                                                         =============  =============  =============  =============   =============
COMMON SHARE DATA
Income before cumulative effect of changes in
   accounting principles                                 $        6.84  $        5.53  $        4.37  $        3.96   $        3.42
Net income                                                        6.84           5.53           4.37           4.08            3.42
Dividends                                                         1.70           1.41           1.16            .98             .75
Book value - year end                                            34.45          29.44          25.12          22.01           18.95
Market price - year end                                         104.00          80.25          35.88          37.00           38.00

YEAR END BALANCES
Assets                                                   $   6,484,964  $   5,620,646  $   4,934,095  $   4,801,054   $   4,107,924
Loans and leases                                             3,344,108      2,806,956      2,391,278      2,486,346       2,107,433
Deposits                                                     4,552,017      4,097,114      3,705,976      3,432,289       3,075,110
Shareholders' equity                                           507,452        428,506        365,770        312,592         260,070

RATIOS
Return on average assets                                          1.59%          1.44%          1.17%          1.25%           1.24%
Return on average common equity                                  21.63%         20.47%         18.82%         20.33%          19.64%
Average equity to average assets                                  7.35%          7.02%          6.22%          6.17%           6.31%
Tier I leverage - year end                                        8.77%          6.28%          6.24%          5.44%           6.21%
Tier I risk-based capital - year end                             14.38%         11.38%         11.81%         10.85%          10.23%
Total risk-based capital - year end                              18.31%         14.23%         14.96%         14.12%          15.13%
Net interest margin                                               4.56%          4.50%          4.07%          4.23%           4.59%
Nonperforming assets to total assets - year end                    .19%           .17%           .38%           .64%            .77%
Nonperforming assets to net loans and leases,
   other real estate owned and other nonperforming
   assets at year end                                              .36%           .33%           .79%          1.23%           1.49%
Net charge-offs (recoveries) to average loans and leases           .12%           .10%           .19%          (.23)%           .44%
Allowance for loan losses to net loans and
   leases outstanding at year end                                 2.03%          2.41%          2.80%          2.75%           2.84%
Allowance for loan losses to nonperforming loans at
   year end                                                     564.92%        878.82%        471.89%        250.13%         234.00%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following analysis of the Company's financial condition and results of operations as of and for the years ended December 31, 1996, 1995, and 1994 should be read in conjunction with the consolidated financial statements of the Company and detailed information presented elsewhere herein.

PERFORMANCE SUMMARY

Zions Bancorporation achieved record net income of $101.4 million in 1996, an increase of 24.6% over earnings of $81.3 million in 1995, which were up 27.4% over the $63.8 million in 1994. Net income per common share was $6.84 in 1996, compared with $5.53 in 1995 and $4.37 in 1994, an increase of 23.7% and 26.5%, respectively. Dividends per share were $1.70 in 1996, an increase of 20.6% over $1.41 in 1995, which were up 21.6% over $1.16 in 1994.

The return on average shareholders' equity was 21.63% and the return on average assets was 1.59% for 1996, compared with 20.47% and 1.44%, respectively, in 1995, and 18.82% and 1.17%, respectively, in 1994.

The record performance for the Company was driven by a 20.3% growth in average loans and leases that led to a 15.1% increase in taxable-equivalent net interest income to $267.6 million in 1996. Noninterest income increased 26.0% to $110.9 million in 1996, with strong growth in service charges, trust revenue, and loan sales and servicing income. Noninterest expense increased 12.8% to $214.3 million in 1996, reflecting higher personnel costs due to an increase in staff for branch expansion and increased expenditures related to technology initiatives, partially offset by reduced deposit insurance expense. Revenue growth again outpaced expense growth in 1996, bringing the efficiency ratio to 56.63%, a 267 basis-point improvement over 59.30% in 1995. The provision for loan losses totaled $3.5 million in 1996 compared to $2.8 million in 1995. Net charge-offs remained low in 1996, totaling $3.7 million, or .12% of average loans and leases, versus $2.5 million, or .10% in 1995. Nonperforming assets increased slightly to $12.5 million, or .36% of loans and other real estate owned on December 31, 1996 from $9.3 million or .33% on December 31, 1995.

REVIEW OF OPERATIONS

Commercial Banking

With the growth in its branch system through acquisitions and the expansion of its grocery store locations, the Company has achieved significant geographical coverage in each of the three states in which it conducts its commercial banking operations.

The Company's banking subsidiaries have continued their efforts to reduce their cost structures and improve efficiency through the implementation of various programs and systems, and the establishment of benchmarks in various departments to assist in monitoring progress. New technologies have been employed to improve delivery of banking services to our customers and facilitate improved employee productivity.

Utah

Zions First National Bank experienced strong growth in 1996 as net income increased 26.5% to $83.1 million as compared to $65.7 million in 1995. The increase was a result of a $23.3 million increase in net interest income and a $20.5 million increase in noninterest income partially offset by a $16.7 million increase in noninterest expense and a $9.7 million increase in income taxes. Zions First National Bank's "efficiency ratio," or noninterest expense as a percentage of taxable-equivalent net revenues, improved to 54.67% in 1996 as compared to 58.02% in 1995.

Zions First National Bank opened five new grocery store banking centers in 1996, bringing the total number of banking centers in Utah to 26 and total offices in Utah to 99. Three of the five new centers are highly automated with no live tellers, and staffed by one sales person who opens accounts and takes loan applications. These new centers are outfitted with ATMs, video-banking platforms, and customer service telephones to handle banking transactions.

Arizona

Net income at National Bank of Arizona was $14.7 million in 1996 as compared to $12.0 million in 1995, a 22.4% increase. The increase resulted from a net revenues increase of $9.2 million partially offset by a $.5 million increase in the provision for loan losses, a $3.9 million increase in noninterest expense and a $2.1 million increase in income taxes. National Bank of Arizona's efficiency ratio improved to 49.97% in 1996 as compared to 51.47% in 1995.

In 1996, National Bank of Arizona reached $1 billion in assets. The number of its branches increased by 6 for a total of 17 offices. Five of the additional offices resulted from the completion of the acquisition of Southern Arizona Bank in Yuma on May 31, 1996. During 1996, a full-service office was opened in Prescott, Arizona, and a loan production office was also opened in Payson, Arizona.

Nevada

Nevada State Bank achieved net income of $7.2 million in 1996 as compared to $5.9 million in 1995, a 21.9% increase. The increase resulted from a net revenues increase of $3.7 million, partially offset by a $.2 million increase in the provision for loan losses and a $2.2 million increase in noninterest expense. Nevada State Bank's efficiency ratio improved to 64.96% in 1996 as compared to 66.30% in 1995.

During 1996, Nevada State Bank with 25 banking offices, of which 18 are grocery store banking centers, evolved from a community-based business bank to a full-service bank offering all services and products a customer would expect to find at much larger regional banks. Included in the changes were the addition of a Corporate Lending Department focusing on mid-sized lending, the addition of a Private Banking Department, Real Estate Department and Cash Management Group. Consumer loan approvals were consolidated, trust operations expanded, and credit administration expanded to ensure better asset quality.

Other Subsidiaries

Zions Credit Corporation generated $78.6 million in new lease volume and brokered to third parties an additional $3.1 million in leases in 1996. Average lease receivables and conditional sales contracts serviced by Zions Credit Corporation increased 16.6% to $145.1 million in 1996.

Zions Insurance Agency, Inc. and Zions Life Insurance Company produced combined net income of $1.1 million in 1996, a 41.4% increase compared to $.8 million in 1995. The increase in net income was largely attributable to increases in commissions earned on all insurance products, resulting primarily from increased marketing efforts.

Zions Data Service Company engaged in a number of significant projects in 1996, including assistance in implementing a variety of new electronic products in Zions First National Bank. The company installed improvements to the commercial bank's customer information systems, including new software relating to construction lending and deposit account reconciliation systems. The company also implemented a new Human Resource system which is based upon client server technology and added 30 more locations to Zions' wide area network to improve communication, administration, security and responsiveness. The installation of a new cash management system is anticipated in the first quarter of 1997, and new consumer lending and ATM systems are expected to be fully implemented in the second quarter of 1997.

In 1996, Cash Access, Inc. was created as a new subsidiary of Zions Bancorporation to provide an ATM network for cash dispensing ATMs to be installed in convenience stores, service stations, hotels and other businesses. On December 31, 1996, this subsidiary had 40 ATMs installed and operational. An additional 100 ATMs are expected to be installed and operational during the first quarter of 1997.

Zions Mortgage Company achieved a net income of $1.4 million in 1996, a 48.5% increase compared to $1.0 million in 1995. Zions Mortgage Company is a direct subsidiary of Zions First National Bank; therefore, its results of operations are included in the commercial banking operations results. In 1996, Zions Mortgage Company experienced an increase in retail mortgage origination volume of 29.1% to $371.5 million. During the fourth quarter of 1996, Zions Mortgage Company introduced the "Home Express" loan program, which provides a credit decision within four business hours of application.

During 1996, Zions Investment Securities, Inc. contributed $.9 million in pretax income and revenue sharing to the Company's banking operations. Net income, which is included in the commercial banking operations results, was $.4 million, a 26.1% increase from 1995. Zions Investment Securities, Inc. has 32 registered investment advisors who offer a full range of brokerage services and products.

Acquisitions

On May 31, 1996, the Company acquired Southern Arizona Bancorp, Inc. and its banking subsidiary, Southern Arizona Bank, in Yuma, Arizona, for 363,698 shares of common stock. Southern Arizona Bank was merged into Zions Bancorporation's wholly-owned subsidiary, National Bank of Arizona. This acquisition was not material to the Company's consolidated financial position and was accounted for as a purchase.

On November 19, 1996, the Company entered into an agreement to acquire Aspen Bancshares, Inc. and its banking subsidiaries Pitkin County Bank and Trust, Centennial Savings Bank, F.S.B., and Valley National Bank of Cortez. Aspen Bancshares has assets of approximately $450 million. The Company currently expects consummation of this acquisition in the second quarter of 1997, subject to regulatory approvals and other conditions of closing. This acquisition is expected to be accounted for as a purchase.

On March 7, 1997, the Company announced an agreement to purchase the deposits and branch facilities of 32 Wells Fargo Bank offices in Arizona, Idaho, Nevada and Utah. The offices have deposits of approximately $550 million. The Company expects this transaction to close in July 1997, subject to regulatory approvals and other conditions of closing.

INCOME STATEMENT ANALYSIS

Net Interest Income, Margin and Interest Rate Spreads

Net interest income on a tax-equivalent basis is the difference between interest earned on assets and interest paid on liabilities, with adjustments made to present yields on assets exempt from income taxes comparable to other taxable income. Changes in the mix and volume of earning assets and interest-bearing liabilities, their related yields and overall interest rates have a major impact on earnings. In 1996, taxable-equivalent net interest income provided 70.7% of the Company's net revenues, compared with 72.5% in 1995 and 73.5% in 1994.

The Company's taxable-equivalent net interest income increased by 15.1% to $267.6 million in 1996 as compared to $232.4 million in 1995. The increased level of taxable-equivalent net interest income was driven by growth in average earning assets, principally loans and leases. The 1995 increase in taxable-equivalent net interest income of 14.3% over the $203.3 million reported in 1994, resulted primarily from the increase in average earning assets and an increased spread between the prime lending rate and the short-term U.S. Treasury rate. The prime lending rate is the primary index used for pricing the Company's loans and the short-term treasury rate is the basis for pricing many of the Company's deposits. The Company manages its earnings sensitivity to interest rate movements, in part, by matching the repricing characteristics of its assets and liabilities and, to a lesser extent, through the use of off-balance sheet arrangements such as caps, floors and interest rate exchange contracts. Net interest income from the use of such off-balance sheet arrangements for 1996 was $2.0 million compared to $.7 million in 1995 and $1.0 million in 1994.

The increase in net interest income was partially offset by the continued securitization and sale of loans. Securitized loan sales convert net interest income from loans to gains on loan sales and servicing revenue reported in noninterest income. Loan sales improve the Company's liquidity, limit its exposure to credit losses, and may reduce its capital requirements.

The net interest margin, the ratio of taxable-equivalent net interest income to average earning assets, was 4.56% in 1996, 4.50% in 1995 and 4.07% in 1994. The increase in the margin in 1995 was due primarily to the expansion of the spread between the prime lending rate and short-term U.S. Treasury rates.

Consolidated average balances, the amount of interest earned or paid, the applicable interest rate for the various categories of earning assets and interest-bearing funds which represent the components of net interest income for the year 1996 and the previous four years; and interest differentials on a taxable-equivalent basis and the effect on net interest income of changes due to volume and rates for the years 1996 and 1995 are shown in tables on pages which follow.

In the tables, the principal amounts of nonaccrual and renegotiated loans have been included in the average loan balances used to determine the rate earned on loans. Interest income on nonaccrual loans is included in income only to the extent that cash payments have been received and not applied to principal reductions. Interest on restructured loans is generally accrued at reduced rates.

The incremental tax rate used for calculating the taxable-equivalent adjustment was 30% in 1996, 1995 and 1994, and 32% in 1993 and 1992.

Distribution of Assets, Liabilities, and Shareholders' Equity,
Average Balance Sheets, Yields and Rates

                                                                  1996                                   1995
                                                ------------------------------------     -------------------------------------
                                                                Amount                                  Amount
 (Amounts in thousands)                            Average        of         Average      Average         of          Average
                                                   balance    interest(1)    rate(1)      balance      interest(1)     rate(1)
                                                -----------   -----------    --------    ----------     ----------    --------
Assets:
Money market investments:
    Interest-bearing deposits                   $   41,175     $   1,954      4.75 %     $   26,539     $  1,288        4.85 %
    Federal funds sold and security resell
      agreements                                   868,295        49,021      5.65 %        910,307       54,344        5.97 %
    Other money market investments                       -            -         -  %              -            -          -  %
                                                ----------     ---------                 ----------     --------
           Total money market investments          909,470        50,975      5.60 %        936,846       55,632        5.94 %
                                                ----------     ---------                 ----------     --------
Securities:
    Held to maturity:
       Taxable                                   1,043,498        69,556      6.67 %        911,237       64,914        7.12 %
       Nontaxable                                  210,339        20,471      9.73 %        210,758       17,714        8.40 %
    Available for sale:
       Taxable                                     376,304        24,478      6.50 %        362,953       23,966        6.60 %
       Nontaxable                                   40,794         3,229      7.92 %            460           30        6.52 %
    Trading account                                156,365         9,172      5.87 %        146,845        9,248        6.30 %
                                                ----------     ---------                 ----------     --------
           Total securities                      1,827,300       126,906      6.95 %      1,632,253      115,872        7.10 %
                                                ----------     ---------                 ----------     --------
Loans:
    Loans held for sale                            150,990        11,509      7.62 %        115,939        9,259        7.99 %
    Net loans and leases(2)                      2,975,909       296,678      9.97 %      2,483,132      255,043       10.27 %
                                                ----------     ---------                 ----------     --------
           Total loans                           3,126,899       308,187      9.86 %      2,599,071      264,302       10.17 %
                                                ----------     ---------                 ----------     --------
Total interest-earning assets                   $5,863,669     $ 486,068      8.29 %     $5,168,170     $435,806        8.43 %
                                                               ----------                               --------
Cash and due from banks                            318,120                                  321,526
Allowance for loan losses                          (68,637)                                 (67,803)
Other assets                                       264,543                                  236,797
                                                ----------                               ----------
Total assets                                    $6,377,695                               $5,658,690
                                                ==========                               ==========

Liabilities:
Interest-bearing deposits:
    Savings and NOW deposits                    $  610,385     $  19,182      3.14 %     $  719,590     $ 22,492        3.13 %
    Money market and super NOW deposits          1,767,506        67,865      3.84 %      1,425,537       59,465        4.17 %
    Time deposits under $100,000                   664,484        34,807      5.24 %        614,858       32,016        5.21 %
    Time deposits $100,000 or more                 161,379         9,530      5.91 %        121,863        7,358        6.04 %
    Foreign deposits                               120,782         5,391      4.46 %        139,212        7,179        5.16 %
                                                ----------     ---------                 ----------     --------
           Total interest-bearing deposits       3,324,536       136,775      4.11 %      3,021,060      128,510        4.25 %
                                                ----------     ---------                 ----------     --------
Borrowed funds:
    Securities sold, not yet purchased              76,518         4,475      5.85 %         90,196        5,619        6.23 %
    Federal funds purchased and security
      repurchase agreements                      1,316,054        66,026      5.02 %      1,037,197       56,645        5.46 %
    FHLB advances and other borrowings:
        Less than one year                          17,725         1,153      6.50 %         20,441        1,406        6.88 %
        Over one year                               78,771         4,817      6.12 %         93,829        6,088        6.49 %
    Long-term debt                                  58,466         5,239      8.96 %         57,506        5,121        8.91 %
                                                ----------     ---------                 ----------     --------
           Total borrowed funds                  1,547,534        81,710      5.28 %      1,299,169       74,879        5.76 %
                                                 ------------  ----------                 ------------  -----------
Total interest-bearing liabilities              $4,872,070     $ 218,485      4.48 %     $4,320,229     $203,389        4.71 %
                                                               ----------                               --------
Noninterest-bearing deposits                       933,734                                  837,211
Other liabilities                                  103,318                                  103,982
                                                ----------                               ----------
Total liabilities                                5,909,122                                5,261,422
Total shareholders' equity                         468,573                                  397,268
                                                ----------                               ----------
Total liabilities and shareholders' equity      $6,377,695                               $5,658,690
                                                ==========                               ==========

Spread on average interest-bearing funds                                      3.81 %                                    3.72 %
                                                                             =====                                     =====

Net interest income and net yield on
   interest-earning assets                                     $ 267,583      4.56 %                    $232,417        4.50 %
                                                               =========     =====                      ========       =====

----------

(1)     Taxable-equivalent rates used where applicable.

(2) Net of unearned income and fees, net of related costs. Loans include nonaccrual and restructured loans.

Distribution of Assets, Liabilities, and Shareholders' Equity,
Average Balance Sheets, Yields And Rates

                                                                   1994                                1993
                                                  -------------------------------------  -------------------------------------
                                                                 Amount                                 Amount
(Amounts in thousands)                             Average        of          Average     Average         of          Average
                                                   balance     interest(1)     rate(1)    balance      interest(1)     rate(1)
                                                 ----------    -----------    --------- -----------    -----------    --------
Assets:
Money market investments:
    Interest-bearing deposits                    $   24,389    $      814       3.34 %  $   103,982    $   3,682       3.55 %
    Federal funds sold and security resell
      agreements                                    845,320        34,231       4.05 %      656,204       22,918       3.49 %
    Other money market investments                        -             -        -   %       28,508          827       2.90 %
                                                 ----------    ----------               -----------    ---------
           Total money market investments           869,709        35,045       4.03 %      788,694       27,427       3.48 %
                                                 ----------    ----------               -----------    ---------
Securities:
    Held to maturity:
       Taxable                                      726,925        41,269       5.68 %      958,776       56,347       5.88 %
       Nontaxable                                   193,810        15,689       8.10 %      147,549       12,434       8.43 %
    Available for sale:
       Taxable                                      334,044        19,916       5.96 %            -            -          - %
       Nontaxable                                         -             -         -  %            -            -          - %
    Trading account                                 290,925        16,516       5.68 %      102,840        7,555       7.35 %
                                                 ----------    ----------               -----------    ---------
           Total securities                       1,545,704        93,390       6.04 %    1,209,165       76,336       6.31 %
                                                 ----------    ----------               -----------    ---------
Loans:
    Loans held for sale                             187,506        12,303       6.56 %      185,899       11,273       6.06 %
    Net loans and leases(2)                       2,387,489       217,958       9.13 %    2,036,283      182,559       8.97 %
                                                 ----------    ----------               -----------    ---------
           Total loans                            2,574,995       230,261       8.94 %    2,222,182      193,832       8.72 %
                                                 ----------    ----------               -----------    ---------
Total interest-earning assets                    $4,990,408    $  358,696       7.19 %  $ 4,220,041    $ 297,595       7.05 %
                                                               ----------                              ---------
Cash and due from banks                             333,290                                 315,577
Allowance for loan losses                           (68,248)                                (64,911)
Other assets                                        201,163                                 173,211
                                                 ----------                             -----------
Total assets                                     $5,456,613                             $ 4,643,918
                                                 ==========                             ===========

Liabilities:

Interest-bearing deposits:
    Savings and NOW deposits                     $  740,339    $   22,262       3.01 %  $   648,178    $  19,222       2.97 %
    Money market and super NOW deposits           1,284,697        39,938       3.11 %    1,117,016       31,109       2.79 %
    Time deposits under $100,000                    516,877        20,469       3.96 %      548,816       23,501       4.28 %
    Time deposits $100,000 or more                   94,680         3,845       4.06 %       79,442        3,010       3.79 %
    Foreign deposits                                108,383         4,444       4.10 %       55,823        1,484       2.66 %
                                                 ----------    ----------               -----------    ---------
           Total interest-bearing deposits        2,744,976        90,958       3.31 %    2,449,275       78,326       3.20 %
                                                 ----------    ----------               -----------    ---------
Borrowed funds:
    Securities sold, not yet purchased              184,405        10,976       5.95 %       69,442        3,039       4.38 %
    Federal funds purchased and security
      repurchase agreements                       1,057,827        41,089       3.88 %      767,309       22,376       2.92 %
    FHLB advances and other borrowings:
        Less than one year                           32,557         1,770       5.44 %       83,123        3,196       3.84 %
        Over one year                               118,607         5,831       4.92 %      111,974        4,599       4.11 %
    Long-term debt                                   59,493         4,759       8.00 %       75,623        7,423       9.82 %
                                                 ----------    ----------               -----------    ---------
           Total borrowed funds                   1,452,889        64,425       4.43 %    1,107,471       40,633       3.67 %
                                                 ----------    ----------               -----------    ---------
Total interest-bearing liabilities               $4,197,865    $  155,383       3.70 %  $ 3,556,746    $ 118,959       3.34 %
                                                               ----------                              ---------
Noninterest-bearing deposits                        838,118                                 729,651
Other liabilities                                    81,449                                  71,190
                                                 ----------                             -----------
Total liabilities                                 5,117,432                               4,357,587
Total shareholders' equity                          339,181                                 286,331
                                                 ----------                             -----------
Total liabilities and shareholders' equity       $5,456,613                             $ 4,643,918
                                                 ==========                             ===========

Spread on average interest-bearing funds                                        3.49 %                                 3.71 %
                                                                                ====                                  =====

Net interest income and net yield on
   interest-earning assets                                     $  203,313       4.07 %                 $ 178,636       4.23 %
                                                               ==========       ====                   =========       ====

----------

(1)     Taxable-equivalent rates used where applicable.

(2) Net of unearned income and fees, net of related costs. Loans include nonaccrual and restructured loans.

Distribution of Assets, Liabilities, and Shareholders' Equity,
Average Balance Sheets, Yields And Rates

                                                                   1992
                                                    ------------------------------------
                                                                   Amount
(Amounts in thousands)                                 Average       of         Average
                                                       balance    interest(1)   rate(1)
                                                    ------------  ----------  ----------
Assets:
Money market investments:
    Interest-bearing deposits                      $   184,142   $   10,529        5.72   %
    Federal funds sold and security resell
      agreements                                       245,866        9,730        3.96   %
    Other money market investments                      39,054        1,410        3.61   %
                                                   ----------    ----------
           Total money market investments              469,062       21,669        4.62   %
                                                   ----------    ----------
Securities:
    Held to maturity:
       Taxable                                         766,002       48,854        6.38   %
       Nontaxable                                      125,062       11,163        8.93   %
    Available for sale:
       Taxable                                               -            -           -   %
       Nontaxable                                            -            -           -   %
    Trading account                                     36,912        5,537       15.00   %
                                                   ----------    ----------
           Total securities                            927,976       65,554        7.06   %
                                                   ----------    ----------
Loans:
    Loans held for sale                                186,953       13,804        7.38   %
    Net loans and leases(2)                          1,917,726      180,770        9.43   %
                                                   ----------    ----------
           Total loans                               2,104,679      194,574        9.24   %
                                                   ----------    ----------
Total interest-earning assets                      $ 3,501,717   $  281,797        8.05   %
                                                                 ----------
Cash and due from banks                                236,116
Allowance for loan losses                              (60,116)
Other assets                                           130,115
                                                   -----------
Total assets                                       $ 3,807,832
                                                   ===========

Liabilities:

Interest-bearing deposits:
    Savings and NOW deposits                       $   494,113   $   17,396        3.52   %
    Money market and super NOW deposits              1,029,499       34,705        3.37   %
    Time deposits under $100,000                       651,226       33,555        5.15   %
    Time deposits $100,000 or more                      95,067        4,419        4.65   %
    Foreign deposits                                    86,479        3,635        4.20   %
                                                   ----------    ----------
           Total interest-bearing deposits           2,356,384       93,710        3.98   %
                                                   -----------   ----------
Borrowed funds:
    Securities sold, not yet purchased                       -            -          -    %
    Federal funds purchased and security
      repurchase agreements                            394,620       12,681        3.21   %
    FHLB advances and other borrowings:
        Less than one year                              78,406        3,218        4.10   %
        Over one year                                   50,450        1,826        3.62   %
    Long-term debt                                      82,219        9,508       11.56   %
                                                   -----------   ----------
           Total borrowed funds                        605,695       27,233        4.50   %
                                                   -----------   ----------
Total interest-bearing liabilities                 $ 2,962,079   $  120,943        4.08   %
                                                                 ----------
Noninterest-bearing deposits                           556,476
Other liabilities                                       48,866
                                                   -----------
Total liabilities                                    3,567,421
Total shareholders' equity                             240,411
                                                   -----------
Total liabilities and shareholders' equity         $ 3,807,832
                                                   ===========

Spread on average interest-bearing funds                                           3.97   %
                                                                                  =====

Net interest income and net  yield on
   interest-earning assets                                       $  160,854        4.59   %
                                                                 ==========       =====

----------

(1)     Taxable-equivalent rates used where applicable.

(2) Net of unearned income and fees, net of related costs. Loans include nonaccrual and restructured loans.

Analysis of Interest Changes Due to Volume and Rate

                                                              1996 over 1995                           1995 over 1994
                                                  -------------------------------------     -----------------------------------
                                                       Changes due to                         Changes due to
                                                  -----------------------       Total       --------------------         Total
     (Amounts in thousands)                         Volume        Rate(1)      Changes       Volume       Rate(1)       Changes
                                                  ---------       -------       -------      ------       ------       --------
Interest-earning assets:
Money market investments:
    Interest-bearing deposits                     $    693           (27)     $    666      $     77      $    397     $    474
    Federal funds sold and security
      resell agreements                             (2,411)       (2,912)       (5,323)        2,809        17,304       20,113
    Other money market investments                     -             -             -             -             -            -
                                                  --------      --------      --------      --------      --------     --------
      Total money market investments                (1,718)       (2,939)       (4,657)        2,886        17,701       20,587
                                                  --------      --------      --------      --------      --------     --------
Securities:
    Held to maturity:
      Taxable                                        8,776        (4,134)        4,642        11,823        11,822       23,645
      Nontaxable                                       (46)        2,803         2,757         1,418           607        2,025
    Available for sale:
      Taxable                                          886          (374)          512         1,807         2,243        4,050
      Nontaxable                                     3,192             7         3,199            30           -             30
    Trading account                                    552          (628)          (76)       (8,175)          907       (7,268)
                                                  --------      --------      --------      --------      --------     --------
      Total securities                              13,360        (2,326)       11,034         6,903        15,579       22,482
                                                  --------      --------      --------      --------      --------     --------
Loans:
    Loans held for sale                              2,674          (424)        2,250        (4,697)        1,653       (3,044)
    Net loans and leases(2)                         49,110        (7,475)       41,635         9,019        28,066       37,085
                                                  --------      --------      --------      --------      --------     --------
      Total loans                                   51,784        (7,899)       43,885         4,322        29,719       34,041
                                                  --------      --------      --------      --------      --------     --------
Total interest-earning assets                     $ 63,426      $(13,164)     $ 50,262      $ 14,111      $ 62,999     $ 77,110
                                                  --------      --------      --------      --------      --------     --------

Interest-bearing liabilities:
Deposits:
    Savings and NOW deposits                      $ (3,387)     $     77      $ (3,310)     $   (602)     $    832     $    230
    Money market and super NOW deposits             13,124        (4,724)        8,400         4,761        14,766       19,527
    Time deposits under $100,000                     2,589           202         2,791         4,332         7,215       11,547
    Time deposits $100,000 or more                   2,328          (156)        2,172         1,302         2,211        3,513
    Foreign deposits                                  (818)         (970)       (1,788)          973         1,762        2,735
                                                  --------      --------      --------      --------      --------     --------
      Total interest-bearing deposits               13,836         5,571)        8,265        10,766        26,786       37,552
                                                  --------      --------      --------      --------      --------     --------
Borrowed funds:
    Securities sold, not yet purchased                (801)         (343)       (1,144)       (5,609)          252       (5,357)
    Federal funds purchased and
      security repurchase agreements                13,959        (4,578)        9,381          (846)       16,402       15,556
    FHLB advances and other borrowings:
      Less than one year                              (176)          (77)         (253)         (658)          294         (364)
      Over one year                                   (925)         (346)       (1,271)       (1,215)        1,472          257
    Long-term debt                                      87            31           118          (159)          521          362
                                                  --------      --------      --------      --------      --------     --------
      Total borrowed funds                          12,144        (5,313)        6,831        (8,487)       18,941       10,454
                                                  --------      --------      --------      --------      --------     --------
Total interest-bearing liabilities                $ 25,980      $(10,884)     $ 15,096      $  2,279      $ 45,727     $ 48,006
                                                  --------      --------      --------      --------      --------     --------
Change in net interest income                     $ 37,446      $ (2,280)     $ 35,166      $ 11,832      $ 17,272     $ 29,104
                                                  ========      ========      ========      ========      ========     ========

(1)     Taxable-equivalent rates used where applicable.

(2) Net of unearned income and fees, net of related costs. Loans include nonaccrual and restructured loans.

In the analysis of interest changes due to volume and rates, the changes due to the volume/rate variance have been allocated to volume with the following exceptions: when volume and rate have both increased, the variance has been allocated proportionately to both volume and rate; when the rate has increased and volume has decreased, the variance has been allocated to rate.

Provision for Loan Losses

The provision for loan losses reflects management's judgment of the expense to be recognized in order to maintain an adequate allowance for loan losses. The provision for loan losses was $3.5 million in 1996 and was incurred in the Company's Arizona and Nevada bank subsidiaries. No provision was recognized by the Company's Utah bank in 1996. The total loan loss provision was $2.8 million in 1995 and $2.2 million in 1994. Although the provision has increased in recent years, for 1996 it comprised only .12% of average loans.

Noninterest Income

Noninterest income is a growing portion of the Company's net revenue comprising 29.3% of revenue in 1996 compared to 27.5% in 1995 and 26.5% in 1994. Noninterest income was $110.9 million in 1996, an increase of 26.0% over $88.0 million in 1995, which was up 20.2% over $73.2 million in 1994. Primary contributors to the increase in noninterest income in 1996 and 1995 were service charges on deposit accounts; other services charges, commissions and fees; and loan sales and servicing income.

Deposit service charges increased 15.8% to $32.8 million in 1996 and 17.8% in 1995 reflecting continued expansion of the Company's deposit base as well as price adjustments. Other service charges, commissions and fees were $27.9 million in 1996, an increase of 15.5% over 1995 which was 9.8% above 1994. Loan sales and servicing income rose 44.7% in 1996 to $35.1 million over $24.3 million in 1995 and was more than double the amount earned in 1994. Loans serviced for others amounted to $2.4 billion in 1996.

Trust income increased to $5.2 million in 1996, up 19.3% over 1995. Trading account income improved in 1996 to $2.7 million from a net loss of $1.2 million in 1995. The Company consolidated its capital markets operations in Salt Lake City from New York after a $3.1 million trading loss was incurred in the first quarter of 1995. The investment securities gains and losses in the years 1994 through 1996 largely resulted from the sale of securities from the available-for-sale portfolio and have been immaterial. Other income, which includes certain fees; income from unconsolidated subsidiaries and associated companies; net gains on sales of fixed assets, mortgage servicing and other assets; and other items has been relatively stable from 1994 through 1996, except in 1995 when $1.3 million in interest on a state income tax refund was received.

The following table presents the components of noninterest income for the years indicated and a year-to-year comparison expressed in terms of percent changes.

                               Noninterest Income

                                              Percent          Percent               Percent                 Percent
(Amounts in thousands)                 1996   Change    1995   Change       1994     Change         1993     Change     1992
                                     -------- -------  ------- -------   ---------   -------      -------    -------   -------
Service charges on deposit accounts  $ 32,825   15.8%  $28,347     17.8%   $24,058        5.2%    $22,875      17.4%   $19,484
Other service charges,
     commissions and fees              27,908   15.5    24,169      9.8     22,008        2.9      21,392      13.4     18,871
Trust income                            5,195   19.3     4,355       .5      4,334       (6.2)      4,622        .2      4,614
Investment securities gains (losses),
  net                                     123  183.1      (148)    50.5       (299)  (1,658.8)        (17)   (105.2)       327
Trading account income (loss)           2,721  318.2    (1,247)  (245.0)       860      (63.4)      2,350     (47.0)     4,437
Loan sales and servicing income        35,098   44.7    24,254     66.2     14,596      (32.0)     21,471     226.7      6,573
Other income                            7,021  (18.0)    8,284      8.4      7,645        6.4       7,187     (15.9)     8,543
                                     --------          -------             -------                -------              -------
Total                                $110,891   26.0%  $88,014     20.2%   $73,202       (8.4)%   $79,880      27.1%   $62,849
                                     ========  =====   =======     ====    =======    ========    =======     =====    =======

Noninterest Expense

The Company's noninterest expense was $214.3 million in 1996, an increase of 12.8% over $190.0 million in 1995, which was up 8.7% over the $174.9 million in 1994. Comparing significant noninterest expense categories in 1996 to 1995, salaries and employee benefits increased 14.7% to $118.1 million, occupancy expense increased 8.9% to $11.3 million, furniture and equipment expense increased 19.7% to $15.8 million, FDIC premiums decreased 99.8% to $9 thousand and the total of all other expenses increased 16.4% to $69.1 million. Comparing significant noninterest expense categories in 1995 to 1994, salaries and employee benefits increased 10.3% to $103.0 million, occupancy expense increased 7.8% to $10.4 million, furniture and equipment expense increased 16.8% to $13.2 million, FDIC premiums decreased 45.9% to $4.1 million and the total of all other expenses increased 11.9% to $59.4 million.

In 1996 and 1995, salaries and employee benefits increased primarily as a result of increased staffing, resulting from the acquisition and opening of new offices and additional investment in personnel in selected areas, as well as general salary increases and bonuses, commissions and profit-sharing costs which are based on increased profitability. The occupancy, furniture and equipment expense increase resulted primarily from the addition of office facilities, the expansion of ATM networks, installation of personal computers and local area networks and expenses related to technology initiatives. The increase in all other expenses resulted primarily from increases in supplies and telecommunication expenses related to acquisitions and expansion and increased expenditures in selected areas to enhance revenue growth.

On December 31, 1996, the Company had 3,077 full-time equivalent employees, 142 offices and 327 ATMs for increases of 7.8%, 8.4% and 28.2%, respectively, compared to year-end 1995. On December 31, 1995, the Company had 2,855 full-time equivalent employees, 131 offices and 255 ATMs for increases of 5.7%, 11.0% and 18.6%, respectively, compared to year-end 1994.

The Company's "efficiency ratio," or noninterest expenses as a percentage of total taxable-equivalent net revenues, improved to 56.63% in 1996 compared to 59.30% in 1995 and 63.25% in 1994.

The following table presents the components of noninterest expense for the years indicated and a year-to-year comparison expressed in terms of percent changes.

                               Noninterest Expense

                                         Percent               Percent                Percent              Percent
(Amounts in thousands)         1996       Change     1995      Change     1994        Change     1993      Change    1992
                            ---------   ---------  --------   --------  ---------    --------  --------   -------- --------
Salaries and employee
  benefits                  $ 118,095       14.7%  $102,951      10.3%  $  93,331        9.1%  $ 85,549     21.8%  $ 70,242
Occupancy, net                 11,321        8.9     10,398       7.8       9,647       18.1      8,168     12.7      7,248
Furniture and equipment        15,765       19.7     13,174      16.8      11,276       21.3      9,294     21.0      7,681
Other real estate expense        (240)    (396.3)        81     192.0         (88)    (119.6)       450    (82.4)     2,559
Legal and professional
  services                      4,653        8.6      4,285     (16.7)      5,142         .1      5,136     42.0      3,616
Supplies                        6,253       19.5      5,231       8.5       4,819        6.2      4,537     17.5      3,860
Postage                         5,334        4.1      5,125       8.5       4,723        9.0      4,334     20.0      3,611
Advertising                     5,296        1.4      5,221      51.5       3,447       (1.9)     3,515      8.6      3,236
F.D.I.C. premiums                   9      (99.8)     4,084     (45.9)      7,547        4.0      7,257     16.4      6,235
Amortization of
  intangible assets             3,599        (.6)     3,621       1.9       3,692      (16.7)     4,432     (2.2)     4,530
Loss on early
  extinguishment of debt            -          -          -       -             -     (100.0)     6,022        -          -
Other expenses                 44,247       23.4     35,859      14.3      31,364        7.9     29,056     10.7     26,251
                            ---------              --------             ---------              --------            --------
Total                       $ 214,332       12.8%  $190,030       8.7%  $ 174,900        4.3%  $167,750     20.6%  $139,069
                            =========     ======   ========     =====   =========     ======   ========    =====   ========


                         Full-Time Equivalent Employees

                              1996    1995    1994   1993    1992
                             -----   -----   -----   -----   -----
Commercial banking
         Utah                2,091   1,975   1,911   2,044   1,590
         Arizona               414     324     309     243     217
         Nevada                359     351     286     286     291
                             -----   -----   -----   -----   -----
                             2,864   2,650   2,506   2,573   2,098
Other                          213     205     189     188     395
                             -----   -----   -----   -----   -----
     Total                   3,077   2,855   2,695   2,761   2,493

                      Commercial Banking Offices and ATM's

                               1996    1995      1994    1993      1992
                               ----    ----      ----    ----      ----
Domestic offices
     Traditional branches       97       91       84       84       78

     Banking centers in
       grocery stores           44       39       33       29       27
Foreign office                   1        1        1        1        1
                               ---      ---      ---      ---      ---
         Total                 142      131      118      114      106

ATM's                          327      255      215      175      120


Income Taxes

The Company's income tax expense for the year 1996 was $52.1 million compared to $41.0 million in 1995 and $30.9 million in 1994. The increases in income taxes were primarily due to the increases in taxable income. The Company's effective income tax rate was 34.0% in 1996, up slightly from 33.5% in 1995, which was up from 32.6% in 1994.

Quarterly Summary

The following table presents a summary of earnings and end-of-period balances by quarter for the years ended December 31, 1996, 1995 and 1994:


                                                                                                 Income
                              Gross          Net           Non-       Provision      Non-        before
(Amounts in                 interest      interest       interest     for loan     interest      income
thousands)                   income        income         income        losses     expenses       taxes      Net income
-----------------------------------------------------------------------------------------------------------------------
Quarter
1996:
   First                    $113,508      $ 59,949      $ 26,077      $  600      $ 49,752      $ 35,674      $ 23,671
   Second                    116,078        63,490        26,526         840        51,440        37,816        25,064
   Third                     122,081        65,768        28,993         760        54,386        39,535        25,760
   Fourth                    127,291        71,266        29,295       1,340        58,754        40,467        26,855
                            --------      --------      --------      ------      --------      --------      --------
      Total                 $478,958      $260,473      $110,891      $3,540      $214,332      $153,492      $101,350
                            ========      ========      ========      ======      ========      ========      ========

1995:
   First                    $ 97,779      $ 53,201      $ 17,341      $  600      $ 46,118      $ 23,824      $ 16,001
   Second                    105,436        55,897        22,105         850        45,882        31,270        20,521
   Third                     113,579        57,923        23,936         800        47,015        34,044        22,291
   Fourth                    113,689        60,073        24,632         550        51,015        33,140        22,515
                            --------      --------      --------      ------      --------      --------      --------
      Total                 $430,483      $227,094      $ 88,014      $2,800      $190,030      $122,278      $ 81,328
                            ========      ========      ========      ======      ========      ========      ========

1994:
   First                    $ 77,213      $ 44,801      $ 16,396      $  290      $ 42,491      $ 18,416      $ 12,438
   Second                     86,772        48,741        18,465         467        41,996        24,743        16,418
   Third                      94,939        51,859        20,109         440        44,739        26,789        17,665
   Fourth                     95,065        53,205        18,232         984        45,674        24,779        17,306
                            --------      --------      --------      ------      --------      --------      --------
      Total                 $353,989      $198,606      $ 73,202      $2,181      $174,900      $ 94,727      $ 63,827
                            ========      ========      ========      ======      ========      ========      ========


                                                                                    Allowance
(Amounts in            Total        Money market                    Net loans       for loan      Total        Shareholders'
thousands)             assets       investments      Securities     and leases       losses      deposits         equity
------------------- ----------      ------------     ----------     ----------      ---------    ---------     -------------
End of Quarter
1996:
   First            $6,202,683      $1,037,825      $1,620,921      $2,971,033      $67,625      $4,170,996      $438,622
   Second            6,087,914         386,382       1,942,302       3,212,191       69,272       4,340,316       473,522
   Third             6,783,341         992,846       1,886,533       3,313,932       69,337       4,572,555       490,485
   Fourth            6,484,964         613,429       1,809,688       3,452,543       69,954       4,552,017       507,452

1995:
   First            $5,105,608      $  639,101      $1,555,577      $2,474,801      $67,372      $3,786,428      $380,975
   Second            5,664,339         927,646       1,594,203       2,651,732       67,753       3,890,180       392,285
   Third             5,667,670         759,498       1,716,350       2,679,485       68,309       4,095,014       409,966
   Fourth            5,620,646         687,251       1,540,489       2,806,956       67,555       4,097,114       428,506

1994:
   First            $5,232,172      $  677,125      $1,626,260      $2,531,806      $67,984      $3,493,502      $318,708
   Second            5,452,447         830,288       1,552,256       2,665,104       68,981       3,599,176       341,818
   Third             5,228,382         667,013       1,532,726       2,574,644       66,847       3,628,273       354,330
   Fourth            4,934,095         403,446       1,663,433       2,391,278       67,018       3,705,976       365,770

BALANCE SHEET ANALYSIS

Earning Assets

Earning assets consist of money market investments, securities and loans. A comparative average balance sheet report, including earnings assets, is presented in pages 9 though 11.

Average earning assets increased 13.5% to $5,863.7 million in 1996 compared to $5,168.2 million in 1995. Earning assets comprised 91.9% of total average assets in 1996 compared with 91.3% in 1995.

Average money market investments, consisting of interest-bearing deposits, federal funds sold and security resell agreements decreased 2.9% to $909.5 million in 1996 compared to $936.8 million in 1995.

Average securities increased 11.9% to $1,827.3 million in 1996, compared to $1,632.3 million in 1995. Average held to maturity securities increased 11.8% to $1,253.8 million, available for sale securities increased 14.8% to $417.1 million and trading account securities increased 6.5% to $156.4 million.

Average net loans and leases increased 20.3% to $3,126.9 million in 1996 compared to $2,599.1 million in 1995, representing 53.3% of earning assets in 1996 compared to 50.3% in 1995. Average net loans and leases were 73.4% of average total deposits in 1996, as compared to 67.4% in 1995.


Investment Securities Portfolio

The tables that follow present the Company's year-end investment securities portfolio for the years indicated and maturities and average yields on securities on December 31, 1996.

                         Investment Securities Portfolio

                                                                          December 31,
                                           -------------------------------------------------------------------------------
                                                     1996                       1995                       1994
                                           -----------------------    ------------------------   -------------------------
                                           Amortized      Market       Amortized     Market      Amortized        Market
(Amounts in thousands)                       Cost         Value          Cost         Value         Cost          Value
                                          ----------    ----------    ----------    ----------    ----------    ----------
Held to maturity:
     U.S. government agencies
         and corporations:
              Small Business
                  Administration loan-
                  backed securities       $  487,748    $  491,785    $  529,376    $  541,014    $  460,163    $  459,313
              Other agency securities        518,308       517,892       265,430       263,522       271,440       262,144
     States and political subdivisions       255,321       259,560       225,231       230,149       243,225       242,754
     Mortgage-backed securities               60,784        61,844        58,546        59,249        56,079        54,587
                                          ----------    ----------    ----------    ----------    ----------    ----------
                                           1,322,161     1,331,081     1,078,583     1,093,934     1,030,907     1,018,798
                                          ----------    ----------    ----------    ----------    ----------    ----------
Available for sale:
     U.S. Treasury securities                 14,655        14,707        17,691        17,728        48,269        47,177
     U.S. government agencies                120,620       116,500        71,038        70,952        33,304        33,304
     States and political subdivisions        39,118        40,766        40,153        42,084           -               -
     Mortgage and other
         asset-backed securities              86,007        84,865        69,469        69,333        55,560        54,334
                                          ----------    ----------    ----------    ----------    ----------    ----------
                                             260,400       256,838       198,351       200,097       137,133       134,815
                                          ----------    ----------    ----------    ----------    ----------    ----------
     Equity securities:
         Mutual funds:
              Accessor Funds, Inc.           109,071       109,100       118,899       119,971       118,803       111,529
              Other                              -             -             564           564           534           534
         Stock:
              Federal Home Loan Bank          79,593        79,593        71,988        71,988        65,861        65,861
              Other                            7,343         7,920         5,386         5,580         2,785         2,839
                                          ----------    ----------    ----------    ----------    ----------    ----------
                                             196,007       196,613       196,837       198,103       187,983       180,763
                                          ----------    ----------    ----------    ----------    ----------    ----------
                                             456,407       453,451       395,188       398,200       325,116       315,578
                                          ----------    ----------    ----------    ----------    ----------    ----------
Total                                     $1,778,568    $1,784,532    $1,473,771    $1,492,134    $1,356,023    $1,334,376
                                          ==========    ==========    ==========    ==========    ==========    ==========

                   Maturities and Average Yields on Securities
                              on December 31, 1996

                                                               After one             After five
                            Total               Within         but within            but within          After
                          securities           one year        five years            ten years          ten years
(Amounts in millions)  Amount     Yield*   Amount     Yield*   Amount   Yield*   Amount     Yield*   Amount    Yield*
---------------------  ------     ------   ------     ------   ------   ------   ------     ------   ------    ------
Held to maturity:
U. S. government
  agencies and
  corporations:
     Small Business
      Administration
        loan-backed
        securities     $  487.8     7.0%   $ 58.3      7.0%     $185.1    7.0%     $130.9     7.0%    $113.5     7.0%
     Other agency
       securities         518.3     6.6%     43.4      5.8%      289.8    6.5%      176.8     7.0%       8.3     7.3%
States and political
  subdivisions            255.3     8.0%     31.6      6.9%      109.4    8.1%       80.9     8.3%      33.4     8.2%
Mortgage-backed
  securities               60.8     6.5%     11.3      6.5%       27.7    6.5%       14.3     6.6%       7.5     6.5%
                        -------            ------               ------             ------             ------
                        1,322.2     7.1%    144.6      6.6%      612.0    7.0%      402.9     7.3%     162.7     7.3%
                        -------            ------               ------             ------             ------
Available for sale:
U.S. Treasury              14.7     5.6%      9.5      5.2%        5.0    6.2%         .2     9.9%         -       -%
securities
U.S. government           120.6     7.0%     58.4      7.7%       47.2    6.2%       15.0     7.1%         -       -%
agencies
States and political
  subdivisions             39.1      8.2%       -         -%       19.3    8.0%       19.8     8.3%        -        -%
Mortgage and other
  asset-backed
  securities               86.0     6.8%     10.7      7.0%       37.2    7.1%       17.8     6.5%      20.3     6.4%
                        -------            ------               ------             ------             ------
                          260.4     6.9%     78.6      7.3%      108.7    6.8%       52.8     7.4%      20.3     6.4%
                        -------            ------               ------             ------             ------

Equity securities:
  Mutual funds:
    Accessor Funds Inc.   109.1     5.6%                                                               109.1     5.6%
    Other                     -       -%                                                                   -       -%
Stock:
  Federal Home
    Loan Bank              79.6     7.9%                                                                79.6     7.9%
  Other                     7.3     3.6%                                                                 7.3     3.6%
                        -------                                                                       ------
                          196.0     6.5%                                                               196.0     6.5%
                        -------            ------               ------             ------             ------
                          456.4     6.8%     78.6      7.3%      108.7    6.8%       52.8     7.4%     216.3     6.5%
                        -------            ------               ------             ------             ------
Total                  $1,778.6     7.0%   $223.2      6.8%     $720.7    6.9%     $455.7     7.3%    $379.0     6.8%
                       ========            ======                =====              =====              =====

*An effective tax rate of 30% was used to adjust tax-exempt securities yields to rates comparable to those on fully taxable securities.

At December 31, 1996, the value of the Accessor Funds Inc. and the Federal Home Loan Bank of Seattle stock each exceeded ten percent of shareholders' equity.

Loan Portfolio

During 1996, excluding long-term residential mortgages, the Company consummated securitized loan sales of automobile loans, credit card receivables, home equity credit lines and SBA loans totaling $743.1 million. After these sales, loans and leases on December 31, 1996 totaled $3,452.5 million, an increase of 23.0% compared to $2,807.0 million on December 31, 1995. Loans held for sale on December 31, 1996 increased 19.3% from year-end 1995. Comparing year-end 1996 with year-end 1995, commercial loans, real estate loans, lease financing and other receivables increased 13.8%, 35.0% 20.6% and 34.0%, respectively, as consumer loans decreased 10.7%.

The tables that follow set forth the amount of loans outstanding by type on December 31 for the years indicated and the maturity distribution and sensitivity to changes in interest rates of the portfolio on December 31, 1996.

                                               Loan Portfolio by Type

                                                                       December 31,
                                          ------------------------------------------------------------------
(Amounts in thousands)                       1996          1995          1994          1993          1992
                                          ----------    ----------    ----------    ----------    ----------

Loans held for sale                       $  150,467    $  126,124    $  108,649    $  238,206    $  229,465
                                          ----------    ----------    ----------    ----------    ----------

Commercial, financial and agricultural       783,589       688,466       495,647       511,982       593,248
                                          ----------    ----------    ----------    ----------    ----------

Real estate:
     Construction                            323,668       268,812       218,244       213,114       118,185
     Other:
        Home equity credit line              165,134        90,730        40,007       159,998       148,245
        1-4 family residential               534,845       420,523       452,131       367,001       155,831
        Other real estate-secured          1,057,962       761,380       570,285       495,889       299,769
                                          ----------    ----------    ----------    ----------    ----------
                                           2,081,609     1,541,445     1,280,667     1,236,002       722,030
                                          ----------    ----------    ----------    ----------    ----------
Consumer:
     Bankcard                                 37,089        52,252        41,035        27,522        24,293
     Other                                   267,456       288,898       349,998       351,157       430,123
                                          ----------    ----------    ----------    ----------    ----------
                                             304,545       341,150       391,033       378,679       454,416
                                          ----------    ----------    ----------    ----------    ----------

Lease financing                              159,825       132,520       129,547       130,450       124,480
                                          ----------    ----------    ----------    ----------    ----------

Other receivables                             10,989         8,203        10,509        12,857         8,574
                                          ----------    ----------    ----------    ----------    ----------
        Total loans                       $3,491,024    $2,837,908    $2,416,052    $2,508,176    $2,132,213
                                          ==========    ==========    ==========    ==========    ==========

The Company has no foreign loans in its loan portfolio.

                                 Loan Maturities
                              On December 31, 1996

                                                          Maturities
                                                      One         One year          Over
                                                    year or        through          five
(Amounts in millions)                                less        five years         years           Total
                                                     ------      ----------         -----           -----
Loans held for sale                               $   150.5          $   -       $     -        $  150.5
                                                  ---------          ------      --------       --------

Commercial, financial, and agricultural               454.0           242.8          86.8          783.6
                                                  ---------          ------      --------       --------

Real estate:
         Construction                                 281.5            42.2             -          323.7
         Other:
                  Home equity credit line               5.9             1.5         157.7          165.1
                  1-4 family residential               35.1           115.2         384.5          534.8
                  Other real estate-secured           145.9           232.8         679.3        1,058.0
                                                  ---------          ------      --------       --------
                                                      468.4           391.7       1,221.5        2,081.6
                                                  ---------          ------      --------       --------
Consumer:
         Bankcard                                         -            37.1             -           37.1
         Other                                         63.4           140.0          64.0          267.4
                                                  ---------          ------      --------       --------
                                                       63.4           177.1          64.0          304.5
                                                  ---------          ------      --------       --------

Lease financing                                        11.2           112.5          36.1          159.8
                                                  ---------          ------      --------       --------

Other receivables                                      11.0               -             -           11.0
                                                  ---------          ------      --------       --------
         Total                                    $ 1,158.5          $924.1      $1,408.4       $3,491.0
                                                  =========          ======      ========       ========

Loans maturing in more than one year:
         With fixed interest rates                                   $440.2      $  655.2       $1,095.4
         With variable interest rates                                 483.9         753.2        1,237.1
                                                                     ------      --------       --------
                  Total                                              $924.1      $1,408.4       $2,332.5
                                                                     ======      ========       ========

Sold Loans Being Serviced

On December 31, 1996, long-term first mortgage real estate loans serviced for others amounted to $1,542.0 million compared to $1,447.9 million on December 31, 1995, and $1,704.5 million on December 31, 1994.

Consumer and other loan securitizations, which relate primarily to loans sold under revolving securitization structures, totaled $743.1 million in 1996, $615.1 million in 1995, and $703.0 million in 1994.

The Company's activity in its sold loans being serviced portfolio (excluding long-term first mortgage residential real estate loans) is summarized as follows:


                           Sold Loans Being Serviced

                                     1996                     1995                 1994
                            ----------------------  ----------------------- ----------------------
                                       Outstanding              Outstanding            Outstanding
(Amounts in thousands)        Sales    at year end    Sales     at year end   Sales    at year end
                            --------   -----------  --------   ------------ --------  ------------
Auto loans                  $283,542    $433,831    $263,997    $419,158    $303,786    $380,337
Home equity credit lines     180,173     220,501     195,569     219,750     192,429     185,168
Bankcard receivables         238,287      85,442     155,574      55,000     163,104      55,000
Home refinance loans             -        67,582         -        99,008         -       122,847
SBA 504 loans                    -        30,635         -        38,573      43,694      43,205
SBA 7(a) loans                41,095      29,896         -           -           -           -
                            --------    --------    --------    --------    --------    --------
         Total              $743,097    $867,887    $615,140    $831,489    $703,013    $786,557
                            ========    ========    ========    ========    ========    ========

RISK ELEMENTS

Credit Risk Management

Management of credit risk is essential in maintaining a safe and sound institution. The Company has structured its organization to separate the lending function from the credit administration function to strengthen the control and independent evaluation of credit activities. Loan policies and procedures provide the Company with a framework for consistent underwriting and a basis for sound credit decisions. In addition, the Company has well-defined standards for grading its loan portfolio, and management utilizes a comprehensive loan grading system to determine risk potential in the portfolio. A separate internal credit examination department periodically conducts examinations of the quality, documentation and administration of the Company's lending departments, and submits reports thereon to a committee of the board of directors. Emphasis is placed on early detection of potential problem credits so that action plans can be developed on a timely basis to mitigate losses.


Another aspect of the Company's credit risk management strategy is the diversification of the loan portfolio. At year end, the Company had 4% of its portfolio in loans held for sale, 23% in commercial loans, 60% in real estate loans, 9% in consumer loans, and 4% in lease financing. The Company's real estate portfolio is also diversified. Of the total portfolio, 9% is in real estate construction loans, 5% is in home equity credit lines, 16% is in 1-4 family residential loans and 30% is in commercial loans secured by real estate. In addition, the Company attempts to avoid the risk of an undue concentration of credits in a particular industry or trade group. The commercial loan and lease portfolio consists of approximately 17 industry classification groupings. On December 31, 1996, the larger concentrations of risk in the commercial loan and leasing portfolio were represented by the real estate, business service, retail, and manufacturing industry groupings, which comprised approximately 18%, 14%, 14% and 13%, respectively, of the portfolio. The Company has a well-diversified loan portfolio with no significant exposure to highly leveraged transactions. Most of the Company's business activity is with customers located within the states of Utah, Nevada and Arizona, and it has no foreign credits in its loan portfolio. Also, the Company does not have significant exposure to any individual customer or counterparty.

Loan Risk Elements

The following table shows the principal amounts of nonaccrual, past due 90 days or more, restructured loans, and potential problem loans at December 31 for each year indicated:

                                                                   December 31,
                                               ------------------------------------------------
(Amounts in thousands)                          1996       1995      1994      1993     1992
                                               --------   --------  --------  --------  -------
Nonaccrual loans                              $11,526    $7,438    $13,635    $23,364    $21,556

Loans contractually past due 90 days or
   more (not included in nonaccrual loans
   above)                                       3,553     5,232      3,041     10,821      6,409

Restructured loans (not included in
   nonaccrual loans or loans contractually
   past due 90 days or more)                      857       249        567      4,006      4,003

Potential problem loans (loans presently
   current by their terms, but about which
   management has serious doubt as to the
   future ability of the borrower to
   comply with present repayment terms)           -         -          -        1,114      6,263

Includes loans held for sale.

Impact of Nonperforming Loans on Interest Income

The following table presents the gross interest income on nonaccrual and restructured loans that would have been recorded if these loans had been current in accordance with their original terms (interest at original rates), and the amount of interest income on these loans that was included in income for each year indicated:

                                                1996                     1995                      1994
                                      -----------------------  ------------------------  ------------------------
                                                 Re-                           Re-                         Re-
                                        Non-   struc-                 Non-    struc-             Non-     struc-
(Amounts in thousands)                accrual  tured      Total     accrual   tured    Total   accrual    tured     Total
                                     --------  ------     -----     -------   ------   -----   -------    ------    -----
Gross amount of interest that
   would have been recorded at
   original rate                     $1,285     $92       $1,377     $1,041    $27     $1,068    $1,713      $53    $1,766
                                     ------     ---       ------     ------    ---     ------    ------      ---    ------
Interest that was included
   in income                            629      91          720        449     25        474       371       45       416
                                     ------     ---       ------     ------    ---     ------    ------      ---    ------

Net impact on interest income        $  656     $ 1       $  657     $  592    $ 2     $  594    $1,342      $ 8    $1,350
                                     ======     ===       ======     ======    ===     ======    ======      ===    ======

Nonperforming Assets

Nonperforming assets include nonaccrual loans, restructured loans and other real estate owned. Loans are generally placed on nonaccrual status when the loan is 90 days or more past due as to principal or interest, unless the loan is in the process of collection and well-secured. Consumer loans are not placed on a nonaccrual status, inasmuch as they are generally charged off when they become 120 days past due. Loans are restructured to provide a reduction or deferral of interest or principal payments when the financial condition of the borrower deteriorates and requires that the borrower be given temporary or permanent relief from the original contractual terms of the credit. Other real estate owned is primarily acquired through or in lieu of foreclosure on credits secured by real estate.

The Company's nonperforming assets were $12.5 million on December 31, 1996, up from $9.3 million on December 31, 1995. Such nonperforming assets as a percentage of net loans and leases, other real estate owned and other nonperforming assets were .36% on December 31, 1996, as compared to .33% on December 31, 1995.

Accruing loans past due 90 days or more totaled $3.6 million on December 31, 1996, down from $5.2 million on December 31, 1995. These loans equaled .10% of net loans and leases on December 31, 1996, as compared to .19% on December 31, 1995.

No loans were considered potential problem loans on December 31, 1996 or 1995. Potential problem loans are defined as loans presently on accrual and current by their terms, but about which management has serious doubt as to the future ability of the borrower to comply with present repayment terms and which may result in the reporting of the loans as nonperforming assets.

The Company's total recorded investment in impaired loans, in accordance with Financial Accounting Standard statements and included in nonaccrual loans and leases, amounted to $7.8 million and $3.4 million on December 31, 1996 and 1995, respectively. The Company considers a loan to be impaired when the accrual of interest has been discontinued and meets other criteria under the statements. The amount of the impairment is measured based on the present value of expected cash flows, the observable market price of the loan, or the fair value of the collateral. Impairment losses are included in the allowance for loan losses through a provision for loan losses. Included in the allowance for loan losses on December 31, 1996 and 1995, is a required allowance of $25 thousand and $22 thousand respectively, on $1.0 million and $.9 million, respectively, of the recorded investment in impaired loans.

The following table sets forth the composition of nonperforming assets at December 31 for the years indicated.

                              Nonperforming Assets

                                                                                    December 31,
                                                       ------------------------------------------------------------------
(Amounts in thousands)                                   1996          1995          1994           1993           1992
                                                       -------        ------        -------        -------        -------
Nonaccrual loans:
    Commercial, financial and agricultural             $ 4,876        $2,293        $ 5,736        $ 6,969        $ 2,981
    Real estate                                          5,154         2,754          5,290         12,277         13,973
    Consumer                                               716           866            862            607          1,377
    Lease financing                                        779         1,395          1,747          3,511          3,225
    Other                                                    1           130            -              -              -
                                                       -------        ------        -------        -------        -------
      Total                                             11,526         7,438         13,635         23,364         21,556
                                                       -------        ------        -------        -------        -------
Restructured loans:
    Commercial, financial and agricultural                 144           -              -                8          1,204
    Real estate                                            713           249            567          3,998          2,799
                                                       -------        ------        -------        -------        -------
      Total                                                857           249            567          4,006          4,003
                                                       -------        ------        -------        -------        -------
Other real estate owned:
    Commercial, financial and agricultural:
      Improved                                             -             425            415            844          3,099
      Unimproved                                            30           200          1,018            904          1,844
    Residential:
      1-4 Family                                            84           439             63          1,182            681
      Multi-family                                         -             -              -              -              -
      Lots                                                   6             6              6            163             45
    Recreation property                                      8             9             42            110            238
    Other                                                   10            13             18             64             64
                                                       -------        ------        -------        -------        -------
      Total                                                138         1,092          1,562          3,267          5,971
Other nonperforming assets                                 -             517          3,179            -              -
                                                       -------        ------        -------        -------        -------
      Total                                                138         1,609          4,741          3,267          5,971
                                                       -------        ------        -------        -------        -------

      Total                                            $12,521        $9,296        $18,943        $30,637        $31,530
                                                       =======        ======        =======        =======        =======

% of Net loans* and leases, other real estate
    owned and other nonperforming assets                   .36%          .33%           .79%          1.23%          1.49%

Accruing loans past due 90 days or more:
    Commercial, financial and agricultural             $   477        $  705        $   431        $ 1,612        $ 2,893
    Real estate                                          2,205         3,480          1,975          8,881          3,044
    Consumer                                               871         1,041            631            327            451
    Lease financing                                        -               6              4              1             21
                                                       -------        ------        -------        -------        -------
      Total                                            $ 3,553        $5,232        $ 3,041        $10,821        $ 6,409
                                                       =======        ======        =======        =======        =======

% of Net loans* and leases                                 .10%          .19%           .13%           .44%           .30%

*Includes loans held for sale.

Allowance for Loan Losses

The Company's allowance for loan losses was 2.03% of net loans and leases on December 31, 1996 compared to 2.41% on December 31, 1995. Net charge-offs remained low in 1996, totaling $3.7 million, or .12% of average loans and leases, compared to net charge-offs of $2.5 million, or .10% of average net loans and leases in 1995 and net charge-offs of $4.9 million, or .19% of average net loans and leases in 1994.

The allowance, as a percentage of nonaccrual loans and restructured loans, was 564.92% on December 31, 1996, compared to 878.82% on December 31, 1995, and 471.89% on December 31, 1994. The allowance, as a percentage of nonaccrual loans and accruing loans past due 90 days or more was 463.93% on December 31, 1996, compared to 533.19% on December 31, 1995, and 401.88% on December 31, 1994.

On December 31, 1996, 1995 and 1994, the allowance for loan losses includes an allocation of $5.9 million, $7.5 million and $3.7 million respectively, related to commitments to extend credit on loans and standby letters of credit. Commitments to extend credit on loans and standby letters of credit on December 31, 1996, 1995 and 1994, totaled $1,906.9 million, $1,610.5 million, and
$1,231.2 million, respectively. The Company's actual future credit exposure is much lower than the contractual amounts of the commitments because a significant portion of the commitments is expected to expire without being drawn upon.

In analyzing the adequacy of the allowance for loan and lease losses, management utilizes a comprehensive loan grading system to determine risk potential in the portfolio, and considers the results of independent internal and external credit review, historical charge-off experience, and changes in the composition and volume of the portfolio. Other factors, such as general economic conditions and collateral values, are also considered. Larger problem credits are individually evaluated to determine appropriate reserve allocations. Additions to the allowance are based upon the resulting risk profile of the portfolio developed through the evaluation of the above factors.

Summary of Loan Loss Experience

The following table shows the change in the allowance for losses for each year indicated.

(Amounts in thousands)                              1996            1995            1994             1993             1992
                                                -----------     -----------      -----------      -----------      -----------
Loans* and leases outstanding on December 31
   (net of unearned  income)                    $ 3,452,543     $ 2,806,956      $ 2,391,278      $ 2,486,346      $ 2,107,433
                                                ===========     ===========      ===========      ===========      ===========
Average loans* and leases outstanding
   (net of unearned  income)                    $ 3,126,899     $ 2,599,071      $ 2,574,995      $ 2,222,182      $ 2,104,679
                                                ===========     ===========      ===========      ===========      ===========

Allowance for possible losses:
Balance at beginning of year                    $    67,555     $    67,018      $    68,461      $    59,807      $    58,238

Allowance of companies acquired                       2,566             249            1,308              546              -

Provision charged against earnings                    3,540           2,800            2,181            2,993           10,929

Loans and leases charged off:
   Loans held for sale                                  -               -                -                -                -
   Commercial, financial and agricultural            (1,274)           (997)          (5,158)          (1,804)          (6,224)
   Real estate                                         (427)           (548)            (573)          (1,179)          (2,544)
   Consumer                                          (7,503)         (6,786)          (4,756)          (5,461)          (9,559)
   Lease  financing                                    (228)            (41)          (1,174)            (360)            (604)
   Other receivables                                    -               -                -                 -                -
                                                -----------     -----------      -----------      -----------      -----------
     Total                                           (9,432)         (8,372)         (11,661)          (8,804)         (18,931)
                                                -----------     -----------      -----------      -----------      -----------
Recoveries:
   Loans held for sale                                  -               -                -                -                -
   Commercial, financial and agricultural             2,411           2,580            2,180           10,117            5,197
   Real estate                                          428             464              676              611              477
   Consumer                                           2,344           2,540            3,732            3,043            3,794
   Lease financing                                      542             276              141              148              103
   Other receivables                                    -               -                -                -                -
                                                -----------     -----------      -----------      -----------      -----------
     Total                                            5,725           5,860            6,729           13,919            9,571
                                                -----------     -----------      -----------      -----------      -----------

Net loan and lease (charge-offs) recoveries          (3,707)         (2,512)          (4,932)           5,115           (9,360)
                                                -----------     -----------      -----------      -----------      -----------

Balance at end of year                          $    69,954     $    67,555      $    67,018      $    68,461      $    59,807
                                                ===========     ===========      ===========      ===========      ===========

Ratio of net charge-offs (recoveries) to
   average loans  and leases                            .12%           .10%              .19%           (.23)%             .44%
Ratio of allowance for possible losses to
   loans and leases outstanding on December 31         2.03%           2.41%            2.80%            2.75%            2.84%
Ratio of allowance for possible losses to
   nonperforming loans on December 31                564.92%         878.82%          471.89%          250.13%          234.00%
Ratio of allowance for possible losses to
   nonaccrual loans and accruing loans past
   due 90 days or more on December 31                463.92%         533.19%          401.88%          200.27%          213.86%

*Includes loans held for sale.

Review of nonperforming loans and evaluation of the quality of the loan portfolio, as previously mentioned, results in the identification of certain loans with risk characteristics which warrant specific reserve allocations in the determination of the amount of the allowance for loan losses. The allowance is not allocated among all loan categories, and amounts allocated to specific categories are not necessarily indicative of future charge-offs. An amount in the allowance not specifically allocated by loan category is necessary in view of the fact that, while no loans were made with the expectation of loss, some loan losses inevitably occur. The following is a categorization of the allowance for loan losses for each year indicated:

                                                      1996                1995
                                             -------------------   ------------------
                                                       Alloca-               Alloca-
                                                        tion                  tion
                                             % of        of       % of          of
                                             total      allow-    total       allow-
(Amounts in thousands)                       loans       ance     loans        ance
                                             -------   -------    ------     --------
Type of loan
Loans held for sale                           4.3%     $     -      4.4%     $    -
Commercial, financial and agricultural       22.4        3,455     24.3          711
Real estate                                  59.7        4,453     54.3        2,397
Consumer                                      8.7           80     12.0           32
Lease financing                               4.6          204      4.7          425
Other receivables                              .3            -       .3            -
                                            -----                 -----
    Total loans                             100.0%                100.0%
                                            =====                 =====

Off-balance sheet unused commitments
    and standby letters of credit                          5,940                 7,516
                                                       ---------             ---------
Allocated                                                 14,132                11,081
Unallocated                                               55,822                56,474
                                                       ---------             ---------
    Total allowance for loan losses                    $  69,954             $  67,555
                                                       ==========            =========


                                                             1994                   1993                   1992
                                                     --------------------   -------------------   --------------------
                                                              Allocation            Allocation             Allocation
                                                     % of        of         % of        of         % of         of
(Amounts in thousands)                               total       allow      total      allow       total       allow
                                                     loans       ance       loans       ance       loans       ance
                                                     ---------   --------   --------   --------   ---------   --------
Type of loan
Loans held for sale                                    4.4%    $      -       9.5%   $       -     10.8%    $       -
Commercial, financial and agricultural                20.5        2,920      20.4        3,094     27.8         4,619
Real estate                                           53.0        1,594      49.3        4,032     33.9         4,240
Consumer                                              16.2          946      15.1        2,366     21.3         2,711
Lease financing                                        5.4          981       5.2        1,043      5.8         1,818
Other receivables                                       .4           -         .5            -       .4             -
                                                     -----                  -----                 -----

    Total loans                                      100.0%                 100.0%                100.0%
                                                     =====                  =====                 =====

Off-balance sheet unused commitments and
   standby letters of credit                                      3,674                  1,972                  3,710
                                                               --------              ---------              ---------

Allocated                                                        10,115                 12,507                 17,098
Unallocated                                                      56,903                 55,954                 42,709
                                                               --------              ---------              ---------
    Total allowance for loan losses                            $ 67,018              $  68,461              $  59,807
                                                               ========              =========              =========

Deposits

Total average deposits increased 10.4% to $4,258.3 million in 1996 from $3,858.3 million in 1995. Average noninterest-bearing deposits increased 11.5%, average money market and super NOW deposits increased 24.0%, average time deposits under $100,000 increased 8.1% and average time deposits over $100,000 increased 32.4% over 1995 average balances. Average savings and NOW deposits decreased 15.2% and average foreign deposits decreased 13.2% during 1996, as compared with 1995.

Total deposits increased 11.1% to $4,552.0 million on December 31, 1996 as compared to $4,097.1 million on December 31, 1995. Comparing December 31, 1996 to December 31, 1995, demand deposits increased 16.1%, savings and money market deposits increased 14.3%, time deposits under $100,000 decreased 5.0%, while time deposits over $100,000 increased 5.4% and foreign deposits increased 7.7%.

                                    Average Deposit Amounts and Average Rates

(Amounts in millions)                                   1996          1995          1994
                                                    -----------    -----------    -----------
Average amounts:
    Noninterest-bearing demand deposits             $     933.7    $     837.2    $     838.1
    Savings and NOW deposits                              610.4          719.6          740.3
    Money market and super NOW deposits                 1,767.5        1,425.5        1,284.7
    Time deposits of less than $100,000                   664.5          614.9          516.9
    Time deposits $100,000 or more                        161.4          121.9           94.7
    Foreign deposits                                      120.8          139.2          108.4
                                                    -----------    -----------    -----------
       Total average amounts                        $   4,258.3    $   3,858.3    $   3,583.1
                                                    ===========    ===========    ===========

Average rates:
    Noninterest-bearing demand deposits                       -%             -%             -%
    Savings and NOW deposits                               3.14%          3.13%          3.01%
    Money market and super NOW deposits                    3.84%          4.17%          3.11%
    Time deposits under $100,000                           5.24%          5.21%          3.96%
    Time deposits $100,000 or more                         5.91%          6.04%          4.06%
    Foreign deposits                                       4.46%          5.16%          4.10%
       Total                                               4.11%          4.25%          3.31%

Maturities of time deposits $100,000 or more at
   December 31, 1996 (Amounts in millions):
    Under three months                              $      58.3
    Over three  months and less than six months            43.0
    Over six months and less than twelve months            38.4
    Over twelve months                                     27.8
                                                    -----------
       Total time deposits $100,000 or more         $     167.5
                                                    ===========

Most foreign deposits are in denominations of $100,000 or more.

Short-term Borrowings

The following table sets forth data pertaining to the Company's short-term borrowings for each year indicated:

(Amounts in thousands, except rates)

At December 31,                                                                                        Weighted
                                                                                          Average       average
                                                             Weighted       Maximum       balance         rate
Category of aggregate                                        average       month-end     during the    during the
short-term borrowings                           Balance        rate         balance         year          year
                                             ----------    -----------   ------------   -----------   -----------
Securities sold, not yet purchased
       1996                                  $  76,831        5.52%    $     197,848  $     76,518        5.85%
       1995                                  $ 117,005        6.58%    $     241,219  $     90,196        6.23%
       1994                                  $  81,437        5.33%    $     464,133  $    184,405        5.95%

Federal funds purchased(a)
       1996                                  $ 155,407        6.68%    $     454,857  $    205,329        5.44%
       1995                                  $ 134,048        5.38%    $     354,565  $    134,683        5.90%
       1994                                  $  56,087        5.09%    $     274,526  $    158,937        4.42%

Security repurchase agreements(b)
       1996                                  $ 771,361        5.28%    $   1,341,414  $  1,110,725        4.94%
       1995                                  $ 614,284        5.07%    $   1,530,887  $    902,514        5.40%
       1994                                  $ 468,451        5.56%    $   1,024,095  $    898,890        3.79%

Federal Home Loan Bank advances and other
   borrowings less than one year(c)
       1996                                  $  13,533        5.85%    $      18,414  $     17,725        6.50%
       1995                                  $  14,910        6.00%    $      25,972  $     20,441        6.88%
       1994                                  $  25,748        7.70%    $      73,461  $     32,557        5.44%

(a) Federal funds purchased are on an overnight or demand basis. Rates on overnight and demand funds reflect current market rates.

(b) Security repurchase agreements are primarily on an overnight or demand basis. Rates on overnight and demand funds reflect current market rates. Rates on fixed-maturity borrowings are set at the time of the borrowings.

(c) Federal Home Loan Bank advances less than one year are overnight and reflect current market rates or reprice monthly based on one-month LIBOR as set by the Federal Home Loan Bank of Seattle. Other borrowings are primarily variable rate and reprice based on changes in the prime rate which reflect current market.

Long-Term Debt

On November 1, 1996, the Company redeemed in full at par the $4 million principal amount of its 9% subordinated notes. The notes had a maturity date of November 1, 1998.

In December 1996, Zions Institutional Capital Trust A, a subsidiary of Zions First National Bank, was created as a statutory business trust under Delaware law for the exclusive purposes of issuing and selling Preferred Capital Trust Securities and using the proceeds from the sale of the securities to acquire Junior Subordinated Debentures of the Bank as the sole assets of the trust. On December 26, 1996, Zions Institutional Capital Trust A issued $200 million of 8.536% Capital Securities, Series A. The Capital Securities represent preferred undivided interests in the assets of Zions Institutional Capital Trust A and have a preference under certain circumstances over the Common Securities with respect to cash distributions. Zions Institutional Capital Trust A then invested the proceeds from the offering in 8.536% debentures issued by the Bank. The debentures are direct and unsecured obligations of Zions First National Bank (a subsidiary of Zions Bancorporation) and are subordinate to the claims of depositors and general creditors of the Bank. Zions Bancorporation has irrevocably and unconditionally guaranteed all of Zions First National Bank's obligations under the debentures. Zions First National Bank has the right to redeem the debentures on or after December 15, 2006 at a price of 104.268 percent, decreasing to par on December 15, 2016. The Preferred Capital Trust Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Junior Subordinated Debentures at stated maturity or their earlier redemption. The 8.536% Guaranteed Preferred Beneficial Interests in Junior Subordinated Deferrable Interest Debentures mature on December 15, 2026.

Return on Equity and Assets


                                                      1996       1995      1994
                                                     ------     ------     -----
Return on average assets                              1.59%      1.44%      1.17%
Return on average common shareholders' equity        21.63%     20.47%     18.82%
Common dividend payout ratio                         24.66%     25.27%     27.06%
Average equity to average assets ratio                7.35%      7.02%      6.22%

Capital

The Company's basic financial objective is to consistently produce superior risk-adjusted returns on its shareholders' capital. The Company believes that a strong capital position is vital to continued profitability and to promote depositor and investor confidence. The Company's consolidated capital levels are a result of its capital policy, which establishes guidelines for its subsidiaries based on industry standards, regulatory requirements and an attempt at balancing perceived risks with expected returns for various activities. The Company's goal is to steadily achieve a high return on shareholders' equity, while at the same time maintaining "risk-based capital" of not less than the "well-capitalized" threshold, as defined by federal banking regulators.

During 1996, the Company repurchased and retired 274,248 shares of its common stock at a cost of $21.6 million, in addition to 375,040 of its common shares repurchased and retired at a cost of $18.5 million during 1995. In December 1996, the Company's board of directors authorized an additional repurchase of its common shares in the amount of $25 million.

Total shareholders' equity on December 31, 1996 was $507.5 million, an increase of 18.4% over the $428.5 million on December 31, 1995. The ratio of average equity to average assets for the year 1996 was 7.35%, compared to 7.02% for the year 1995.

On December 31, 1996, the Company's Tier 1 leverage ratio was 8.77%, as compared to 6.28% on December 31, 1995. On December 31, 1996, the Company's Tier 1 risk-based capital ratio was 14.38%, as compared to 11.38% on December 31, 1995. On December 31, 1996 the Company's total risk-based capital ratio was 18.31%, as compared to 14.23% on December 31, 1995. The Company's regulatory capital ratios on December 31 for the years 1994, 1995 and 1996 are shown in the table that follows.


                                    Regulatory Risk-Based Capital on December 31

                                                                                        Ratios for     Ratios to be
                                                                                         Minimum        Considered
                                                                                         Capital          "Well
(Amounts in thousands)                       1996           1995           1994          Adequacy      Capitalized"
----------------------                       ----           ----           ----          --------      ------------
Tier 1 Capital                                $574,928       $370,931        $327,687
Total Capital                                 $731,902       $463,593        $415,172

Risk-adjusted assets,
    net of goodwill and excess
    deferred tax assets                     $3,996,710     $3,258,488      $2,774,841
Average Assets, net of goodwill
    and excess deferred tax assets          $6,557,610     $5,908,733      $5,253,465

Tier 1 Leverage Ratio                            8.77%          6.28%           6.24%      3.00%           5.00%
Tier 1 Risk-based Capital Ratio                 14.38%         11.38%          11.81%      4.00%           6.00%
Total Risk-based Capital Ratio                  18.31%         14.23%          14.96%      8.00%          10.00%

Dividends

Dividends per share were $1.70 in 1996, an increase of 20.6% over $1.41 in 1995, which were up 21.6% over $1.16 in 1994. The Company's quarterly dividend rate was $.28 per share for the first and second quarters of 1994, increasing to $.30 per share for the third and fourth quarters of 1994 and the first quarter of 1995, increasing to $.35 per share for the second and third quarters of 1995, increasing to $.41 per share for the fourth quarter of 1995 and the first and second quarters of 1996, and increasing to $.44 per share for the third and fourth quarters of 1996.

                                                   Dividends Paid

(Amounts in thousands)       1996         1995         1994         1993         1992
                          --------      -------      -------      -------      -------
Net income                $101,350      $81,328      $63,827      $58,205      $47,209
Common dividends paid       24,997       20,554       17,271       12,692        9,587
Payout/net income            24.66%       25.27%       27.06%       21.81%       20.31%

Shareholders' Rights Plan

In 1996, the Company adopted the Shareholders' Protection Rights Plan. The Plan contains provisions intended to protect shareholders in the event of unsolicited offers or attempts to acquire the Company, including offers that do not treat all shareholders equally, acquisitions in the open market of shares constituting control without offering fair value to all shareholders and other coercive or unfair takeover tactics that could impair the board of directors' ability to represent the shareholders' interests fully. The Shareholders' Protection Rights Plan provides that attached to each share of common stock is one right (a "Right") to purchase one one-hundredth of a share of Participating Preferred Stock for an exercise price of $360, subject to adjustment.

The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person that attempts to acquire the Company without the approval of the board of directors. The Rights, however, should not affect offers for all outstanding shares of common stock at a fair price and which are otherwise in the best interests of the Company and its shareholders as determined by the board of directors. The board of directors may, at its option, redeem all, but not fewer than all, of the then outstanding Rights at any time until the tenth business day following a public announcement that a person or a group has acquired beneficial ownership of 10% or more of the Company's outstanding common stock or total voting power.


Foreign Operations

Zions First National Bank opened a foreign office located in Grand Cayman, Grand Cayman Islands, B.W.I. in 1980. This office has no foreign loans outstanding. The office accepts Eurodollar deposits from qualified customers of the Bank and places deposits with foreign banks and foreign branches of other U.S. banks. Foreign deposits at December 31, totaled $114.3 million in 1996, $106.1 million in 1995, and $134.1 million in 1994; and averaged $120.8 million for 1996, $139.2 million for 1995, and $108.4 million for 1994.

Liquidity

The Company manages its liquidity to provide adequate funds to meet its financial obligations, including withdrawals by depositors and debt service requirements as well as to fund customers' demand for credit. Liquidity is primarily provided by the regularly scheduled maturities of the Company's investment and loan portfolios. In addition, on December 31, 1996 the Company had cash and money market investments, net of short-term or "purchased" liabilities and wholesale deposits, of $1.4 billion or 33.7% of core deposits.

The Company's core deposits, consisting of demand, savings, and money market deposits, and time deposits under $100,000, constituted 93.8% of total deposits on December 31, 1996, as compared to 93.5% on December 31, 1995.

Maturing balances in loan portfolios provide flexibility in managing cash flows. Maturity management of those funds is an important source of medium- to long-term liquidity. The Company's ability to raise funds in the capital markets through the securitization process and debt issuance allows the Company to take advantage of market opportunities to meet funding needs at a reasonable cost.

The parent company's cash requirements consist primarily of principal and interest payments on its borrowings, dividend payments to shareholders, operating expenses and income taxes. The parent company's cash needs are routinely satisfied through payments by subsidiaries of dividends, management and other fees, principal and interest payments on subsidiary borrowings from the parent company and proportionate shares of current income taxes.

Interest Rate Sensitivity

Interest rate sensitivity measures the Company's financial exposure to changes in interest rates. Interest rate sensitivity is, like liquidity, affected by maturities of assets and liabilities. Interest rate sensitivity measures the Company's financial exposure to changes in interest rates. The Company assesses its interest rate sensitivity using duration, simulation, and gap analysis. Duration is a measure of the weighted average expected lives of the discounted cash flows from assets and liabilities. Simulation is used to estimate net interest income over time using alternative interest rate scenarios. Gap analysis compares the volumes of assets and liabilities whose interest rates are subject to reset within specified periods.

The Company, through the management of maturities and repricing of its assets and liabilities and the use of off-balance sheet arrangements such as interest rate caps, floors, futures, options, and interest rate exchange agreements, attempts to manage the effect on net interest income of changes in interest rates. The Company's management exercises its best judgment in making assumptions with respect to loan and security prepayments, early deposit withdrawals and other noncontrollable events in managing the Company's exposure to changes in interest rates.

Information as to the Company's interest rate sensitivity is presented in the table which follows. The interest rate gaps reported in the schedule arise when assets are funded with liabilities having different repricing intervals, after considering the effect of off-balance sheet financial hedging instruments. The interest rate risk position is actively managed and changes daily as the interest rate environment changes; therefore, positions at the end of any period may not be reflective of the Company's interest rate position in subsequent periods. The prime lending rate is the primary basis used for pricing the Company's loans and the short-term Treasury rate is the index used for pricing many of the Company's deposits. The Company, however, is unable to economically hedge the prime/91-day T-bill spread risk through the use of off-balance sheet financial instruments.

                    Maturities and Interest Rate Sensitivity
                              on December 31, 1996

                                                          Rate Sensitive
                                       -------------------------------------------------
                                                       After
                                                       three      After one
                                         Within       months      year but
                                          three     but within     within     After five    Not rate
(Amounts in millions)                    months      one year    five years      years      sensitive       Total
                                        --------    ----------   ----------   ----------    ---------      --------
Uses of Funds
Earning Assets:
    Interest-bearing deposits          $    47.4                 $       .4                                $   47.8
    Federal funds sold                     260.0                                                              260.0
    Security resell agreements             305.7                                                              305.7
    Securities:
      Held to maturity                     593.5     $   83.3         377.5      $267.9                     1,322.2
      Available for sale                   180.9         17.4         140.4       114.7                       453.4
      Trading account                       34.1                                                               34.1
    Loans and leases                     1,949.6        431.2         885.9       185.8                     3,452.5
Nonearning assets                             _           _              _           _        $ 609.3         609.3
                                        --------      -------      --------      ------       -------      --------
        Total uses of funds             $3,371.2      $ 531.9      $1,404.2      $568.4       $ 609.3      $6,485.0
                                        --------      -------      --------      ------       -------      --------

Sources of Funds
Interest-bearing deposits and
liabilities:
    Savings and money market
      deposits                          $1,490.0      $ 167.9     $   662.2      $154.7                    $2,474.8
    Time deposits under $100,000           186.4        292.3         155.8         1.1                       635.6
    Time deposits over $100,000             58.3         81.4          27.1          .7                       167.5
    Foreign                                114.3                                                              114.3
    Securities sold, not yet
      purchased                             76.8                                                               76.8
    Federal funds purchased                155.4                                                              155.4
    Security repurchase agreements         771.4                                                              771.4
    FHLB advances and other
    borrowings:
      Less than one year                    13.5                                                               13.5
      Over one year                         50.7          1.7           8.4        12.9                        73.7
    Long-term debt                            .1           .2            .7       250.6                       251.6
Noninterest-bearing deposits               419.2         26.7         200.5       109.1       $ 404.3       1,159.8
Other liabilities                                                                                83.1          83.1
Shareholders' equity                          -            -             -           -          507.5         507.5
                                        --------      -------      --------      ------       -------      --------
         Total sources of funds         $3,336.1      $ 570.2      $1,054.7      $529.1       $ 994.9      $6,485.0
                                        --------      -------      --------      ------       -------      --------
Off-balance sheet items affecting
    interest rate sensitivity           $ (240.0)     $ 125.0     $   115.0
Interest rate sensitivity gap           $ (204.9)    $   86.7     $   464.5       $39.3       $(385.6)
Percent of total assets                     (3.1)%        1.3%          7.1%         .6%         (5.9)%
Cumulative interest rate
      sensitivity gap                   $ (204.9)     $(118.2)    $   346.3      $385.6
Cumulative as a % of total assets           (3.1)%       (1.8)%         5.3%        5.9%

                          Independent Auditors' Report



The Board of Directors and Shareholders
Zions Bancorporation:


We have audited the accompanying consolidated balance sheets of Zions Bancorporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, retained earnings, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Zions Bancorporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

As discussed in notes 1 and 4 to the consolidated financial statements, the Company changed its method of accounting for impairment of loans receivable to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards (Statement) No. 114, Accounting by Creditors for Impairment of a Loan, as amended by Statement No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures, on January 1, 1995. As discussed in notes 1 and 6, the Company changed its method of accounting for mortgage servicing rights in 1996 to adopt the provisions of Statement No. 122, Accounting for Mortgage Servicing Rights.




                                          KPMG Peat Marwick LLP

Salt Lake City, Utah
January 16, 1997

                      ZIONS BANCORPORATION AND SUBSIDIARIES

                           Consolidated Balance Sheets

                           December 31, 1996 and 1995

                      (In thousands, except share amounts)

ASSETS                                                                              1996          1995
                                                                                -----------     ---------
Cash and due from banks                                                         $   404,331       418,067
Money market investments:
    Interest-bearing deposits                                                        47,746        34,580
    Federal funds sold                                                              260,023        50,467
    Security resell agreements                                                      305,660       602,204
Investment securities:
    Held to maturity, at cost (approximate market
      value $1,331,081 and $1,093,934)                                            1,322,161     1,078,583
    Available for sale, at market                                                   453,451       398,200
    Trading account                                                                  34,076        63,706
Loans:
    Loans held for sale at cost, which approximates market                          150,467       126,124
    Loans, leases, and other receivables                                          3,340,557     2,711,784
                                                                                -----------     ---------
                                                                                  3,491,024     2,837,908
    Less:
       Unearned income and fees, net of related costs                                38,481        30,952
       Allowance for loan losses                                                     69,954        67,555
                                                                                -----------     ---------
                Net loans                                                         3,382,589     2,739,401
Premises and equipment                                                               92,874        81,613
Amounts paid in excess of net assets of acquired businesses                          37,091        21,738
Other real estate owned                                                                 138         1,092
Other assets                                                                        144,824       130,995
                                                                                -----------     ---------
                Total assets                                                    $ 6,484,964     5,620,646
                                                                                ===========     =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
    Noninterest-bearing                                                         $ 1,159,791       998,560
    Interest-bearing:
       Savings and money market                                                   2,474,821     2,164,344
         Time:
         Under $100,000                                                             635,568       669,196
         Over $100,000                                                              167,545       158,924
       Foreign                                                                      114,292       106,090
                                                                                -----------     ---------
                                                                                  4,552,017     4,097,114
Securities sold, not yet purchased                                                   76,831       117,005
Federal funds purchased                                                             155,407       134,048
Security repurchase agreements                                                      771,361       614,284
Accrued liabilities                                                                  83,082        72,376
Federal Home Loan Bank advances and other borrowings:
    Less than one year                                                               13,533        14,910
    Over one year                                                                    73,661        86,174
Long-term debt                                                                      251,620        56,229
                                                                                -----------     ---------
                Total liabilities                                                 5,977,512     5,192,140
                                                                                -----------     ---------
Shareholders' equity:
    Capital stock:
       Preferred stock, without par value; authorized 3,000,000 shares;                 -             -
         issued and outstanding, none
       Common stock, without par value; authorized 30,000,000 shares;
         issued and outstanding, 14,729,720  shares and
         14,555,920 shares                                                           79,791        73,477

    Net unrealized holding gains and losses on securities available for sale         (1,835)        1,850
    Retained earnings                                                               429,496       353,179
                                                                                -----------     ---------
                Total shareholders' equity                                          507,452       428,506
                                                                                ===========     =========
                                                                                $ 6,484,964     5,620,646
                                                                                ===========     =========

See accompanying notes to consolidated financial statements.

                      ZIONS BANCORPORATION AND SUBSIDIARIES
                        Consolidated Statements of Income
                  Years ended December 31, 1996, 1995, and 1994
                    (In thousands, except per share amounts)

                                                                       1996         1995          1994
                                                                    ---------     --------     --------
Interest income:
    Interest and fees on loans                                      $ 284,793      245,052      208,414
    Interest on loans held for sale                                    11,509        9,259       12,303
    Interest on money market investments                               50,975       55,632       35,045
    Interest on securities:
       Held to maturity:
          Taxable                                                      69,556       64,914       41,269
          Nontaxable                                                   14,330       12,400       10,982
       Available for sale:
          Taxable                                                      24,478       23,966       19,916
          Nontaxable                                                    2,260           21          -
       Trading account                                                  9,172        9,248       16,516
    Lease financing                                                    11,885        9,991        9,544
                                                                    ---------     --------     --------
           Total interest income                                      478,958      430,483      353,989
                                                                    ---------     --------     --------
Interest expense:
    Interest on savings and money market deposits                      87,047       81,957       62,200
    Interest on time deposits                                          49,728       46,553       28,758
    Interest on borrowed funds                                         81,710       74,879       64,425
                                                                    ---------     --------     --------
           Total interest expense                                     218,485      203,389      155,383
                                                                    ---------     --------     --------
           Net interest income                                        260,473      227,094      198,606
Provision for loan losses                                               3,540        2,800        2,181
                                                                    ---------     --------     --------
           Net interest income after provision for loan losses        256,933      224,294      196,425
                                                                    ---------     --------     --------
Noninterest income:
    Service charges on deposit accounts                                32,825       28,347       24,058
    Other service charges, commissions, and fees                       27,908       24,169       22,008
    Trust income                                                        5,195        4,355        4,334
    Investment securities gain (loss), net                                123         (148)        (299)
    Trading account income (loss)                                       2,721       (1,247)         860
    Loan sales and servicing income                                    35,098       24,254       14,596
    Other                                                               7,021        8,284        7,645
                                                                    ---------     --------     --------
           Total noninterest income                                   110,891       88,014       73,202
                                                                    ---------     --------     --------
Noninterest expense:
    Salaries and employee benefits                                    118,095      102,951       93,331
    Occupancy, net                                                     11,321       10,398        9,647
    Furniture and equipment                                            15,765       13,174       11,276
    Other real estate expense (income)                                   (240)          81          (88)
    Legal and professional services                                     4,653        4,285        5,142
    Supplies                                                            6,253        5,231        4,819
    Postage                                                             5,334        5,125        4,723
    Advertising                                                         5,296        5,221        3,447
    FDIC premiums                                                           9        4,084        7,547
    Amortization of intangible assets                                   3,599        3,621        3,692
    Other                                                              44,247       35,859       31,364
                                                                    ---------     --------     --------
           Total noninterest expense                                  214,332      190,030      174,900
                                                                    ---------     --------     --------
Income before income taxes                                            153,492      122,278       94,727
Income taxes                                                           52,142       40,950       30,900
                                                                    ---------     --------     --------
           Net income                                               $ 101,350       81,328       63,827
                                                                    =========     ========     ========

Weighted-average common and common-equivalent shares outstanding
   during the year                                                     14,807       14,717       14,601
                                                                    =========     ========     ========
           Net income per common share                              $    6.84         5.53         4.37
                                                                    =========     ========     ========

See accompanying notes to consolidated financial statements

                      ZIONS BANCORPORATION AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                  Years ended December 31, 1996, 1995, and 1994
                                 (In thousands)

                                                                      1996             1995               1994
                                                                 --------------    --------------    ---------------
Cash flows from operating activities:
    Net income                                                   $    101,350           81,328           63,827
    Adjustments to reconcile net income to net cash
      provided by (used in) operating activities:
        Provision for loan losses                                       3,540            2,800            2,181
        Write-downs of other real estate owned                            -                 71              179
        Depreciation of premises and equipment                         12,829           10,649            9,186
        Amortization of intangible assets                               3,599            3,621            3,692
        Amortization of net premium/discount on investment
          securities                                                    5,471            3,832            4,817

        Accretion of unearned income and fees, net of
          related costs                                                 6,962            6,085            2,770

        Proceeds from sales of trading account securities          80,374,843      112,293,128      160,090,330
        Increase in trading account securities                    (80,345,212)    (112,157,509)    (160,308,945)
        Net loss (gain) on sales of investment securities                (123)             148              299
        Proceeds from loans held for sale                             664,327          440,245          769,284
        Increase in loans held for sale                              (671,343)        (454,532)        (663,379)
        Net gain on sales of loans, leases, and
          other assets                                                (26,803)         (16,164)          (8,968)

        Net gain on sales of other real estate owned                     (265)            (169)            (328)
        Change in accrued income taxes                                  5,077           (7,187)           1,628
        Change in accrued interest receivable                          (6,226)          (2,489)          (8,669)
        Change in accrued interest payable                               (752)             798            1,368
        Change in other assets                                         18,545           (2,797)         (16,790)
        Change in accrued liabilities                                   6,007            8,295               19
                                                                  -----------     ------------     ------------
           Net cash provided by (used in) operating
             activities                                               151,826          210,153          (57,499)
                                                                  -----------     ------------     ------------
Cash flows from investing activities:
    Net decrease (increase) in money market investments                97,897         (281,328)         196,086
    Proceeds from sales of investment securities held to
        maturity                                                          -              6,950              -

    Proceeds from maturities of investment securities
      held to maturity                                                339,335          285,572          242,478
    Purchases of investment securities held to maturity              (585,094)        (303,224)        (441,397)
    Proceeds from sales of investment securities
       available for sale                                             133,590          192,071          137,128
    Proceeds from maturities of investment securities
       available for sale                                             104,374          287,427          107,745
    Purchases of investment securities available for sale            (298,002)        (462,079)        (205,452)
    Proceeds from sales of loans and leases                           757,516          625,984          707,914
    Net increase in loans and leases                               (1,290,522)      (1,003,653)        (671,665)
    Purchases of assets to be leased                                   (8,514)             -                -
    Principal collections on leveraged leases                             -                 38              111
    Proceeds from sales of premises and equipment                         746              693              691
    Purchases of premises and equipment                               (20,625)         (17,526)         (12,389)
    Proceeds from sales of other real estate owned                      1,594            1,899            5,608
    Proceeds from sales of mortgage-servicing rights                    1,339            1,547            2,864
    Purchases of mortgage-servicing rights                             (1,625)            (423)            (590)
    Proceeds from sales of other assets                                   773              479              830
    Purchase of other assets                                          (18,887)            (218)             -
    Cash paid for acquisition, net of cash received                     3,540            1,568            9,851
                                                                  -----------     ------------     ------------
           Net cash provided by (used in) investing activities       (782,565)        (664,223)          79,813
                                                                  -----------     ------------     ------------
Cash flows from financing activities:
    Net increase in deposits                                          340,909          360,000          177,916
    Net change in short-term funds borrowed                           139,066          251,475         (153,285)
    Proceeds from FHLB advances over one year                           4,201              -             15,340
    Payments on FHLB advances over one year                           (16,714)         (16,504)         (65,878)
    Payments on leveraged leases                                          -                -                (42)
    Proceeds from issuance of long-term debt                          200,000              -                332
    Payments on long-term debt                                         (4,969)          (1,953)          (1,737)
    Proceeds from issuance of common stock                              1,178            1,291              317
    Payments to redeem common stock                                   (21,635)         (18,523)             -
    Dividends paid                                                    (25,033)         (20,592)         (17,304)
                                                                  -----------     ------------     ------------
           Net cash provided by (used in) financing activities        617,003          555,194          (44,341)
                                                                  -----------     ------------     ------------
Net increase (decrease) in cash and due from banks                    (13,736)         101,124          (22,027)
Cash and due from banks at beginning of year                          418,067          316,943          338,970
                                                                  -----------     ------------     ------------
Cash and due from banks at end of year                           $    404,331          418,067          316,943
                                                                 ============     ============     ============

See accompanying notes to consolidated financial statements

                      ZIONS BANCORPORATION AND SUBSIDIARIES
                  Consolidated Statements of Retained Earnings
                  Years ended December 31, 1996, 1995, and 1994
                                 (In thousands)


                                                               1996          1995          1994
                                                             ---------      -------      -------
Balance at beginning of year                                 $ 353,179      292,443      245,920
Net income                                                     101,350       81,328       63,827
Cash dividends:
    Preferred, paid by subsidiary to minority shareholder          (36)         (38)         (33)
    Common, per share of $1.70 in 1996, $1.41 in 1995,
      and $1.16 in 1994                                        (24,997)     (20,554)     (16,786)
    Dividends of NBA prior to merger                               -            -           (485)
                                                             ---------      -------      -------
Balance at end of year                                       $ 429,496      353,179      292,443
                                                             =========     ========     ========




See accompanying notes to consolidated financial statements.

                      ZIONS BANCORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                  Years ended December 31, 1996, 1995, and 1994



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business - Zions Bancorporation (the Parent) is a multibank holding company organized under the laws of Utah in 1955, which provides a full range of banking and related services through its subsidiaries located primarily in Utah, Nevada, and Arizona.

Basis of Financial Statement Presentation - The consolidated financial statements include the accounts of Zions Bancorporation and its subsidiaries (the Company). All significant intercompany accounts and transactions have been eliminated in consolidation. Certain amounts in prior years' consolidated financial statements have been reclassified to conform to the 1996 presentation.

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

Security Resell Agreements - Security resell agreements represent overnight and term agreements, the majority maturing within 30 days. Either the Company or, in some instances, third parties on behalf of the Company take possession of underlying securities. The market value of such securities is monitored throughout the contract term to ensure that asset value remains sufficient to protect against counterparty default. Security resell agreements averaged approximately $809,029,000 during 1996, and the maximum amount outstanding at any month-end during 1996 was $1,144,986,000.

Investment Securities - The Company classifies its investment securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held to maturity securities are those securities which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held to maturity are classified as available for sale.

Trading securities (including futures and options used to hedge trading positions against interest rate risk) and available for sale securities are recorded at fair value. Held to maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses, net of related tax effect, on available for sale securities are excluded from earnings and are reported as a separate component of shareholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized holding gains and losses are recognized in earnings for transfers into trading securities. Unrealized holding gains or losses associated with transfers of securities from held to maturity to available for sale are recorded as a separate component of shareholders' equity. The unrealized holding gains or losses included in the separate component of equity for securities transferred from available for sale to held to maturity are maintained and amortized into earnings over the remaining life of the security as an adjustment to yield in a manner consistent with the amortization or accretion of premium or discount on the associated security.

A decline in the market value of any available for sale or held to maturity security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

                              ZIONS BANCORPORATION

                   Notes to Consolidated Financial Statements




1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Premiums and discounts are amortized or accreted over the life of the related held to maturity security as an adjustment to yield using the effective-interest method. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available for sale and held to maturity are included in earnings and are derived using the specific-identification method of determining the cost of securities sold.

Loan Fees - Nonrefundable fees and related direct costs associated with the origination of loans are deferred. The net deferred fees and costs are recognized in interest income over the loan term using methods that generally produce a level yield on the unpaid loan balance. Other nonrefundable fees related to lending activities other than direct loan origination are recognized as other operating income over the period the related service is provided. Bankcard discounts and fees charged to merchants for processing transactions through the Company are shown net of interchange discounts and fees expense and are included in other service charges, commissions, and fees.

Mortgage Servicing Rights and Amortization - In May 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (Statement) No. 122, Accounting for Mortgage Servicing Rights, which the Company adopted effective January 1, 1996. Statement No. 122 amended Statement No. 65, Accounting for Certain Mortgage Banking Activities. The overall impact on the Company's financial statements of adopting Statement No. 122 was an increase in net income for the year ended December 31, 1996 of $1.8 million, or $0.13 per share.

Statement No. 122 prospective requires the recognition of originated mortgage servicing rights (OMSRs), as well as purchased mortgage servicing rights (PMSRs), as assets by allocating total costs incurred between the loan and the servicing rights based on their relative fair values. Under Statement No. 65, the cost of OMSRs was not recognized as an asset and was charged to income when the related loan was sold. The separate impact of recognizing OMSRs as assets in the Company's financial statements in accordance with Statement No. 122 was an increase in net income of $2.0 million, or $0.14 per share, for the year ended December 31, 1996.

With respect to PMSRs, Statement No. 122 has a different cost allocation methodology than Statement No. 65. In contrast to a cost allocation based on relative market value as set forth in Statement No. 122, the prior requirement was to allocate the costs incurred in excess of the market value of the loans without the servicing rights to PMSRs. The separate impact of the application of Statement No. 122 cost allocation method was to reduce net income by $.2 million, or $0.01 per share, for the year ended December 31, 1996.

Amortization of mortgage servicing rights is based on the ratio of net servicing income received in the current period to total net servicing income projected to be realized from the mortgage servicing rights. Projected net servicing income is determined on the basis of the estimated future balance of the underlying mortgage loan portfolio, which declines over time from prepayments and scheduled loan amortization. The Company estimates future prepayment rates based on current interest rate levels, other economic conditions and market forecasts, as well as relevant characteristics of the servicing portfolio, such as loan types, interest rate stratification and recent prepayment experience.

                              ZIONS BANCORPORATION

                   Notes to Consolidated Financial Statements



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Statement No. 122 also requires that all capitalized mortgage servicing rights
(MSRs) be evaluated for impairment based on the excess of the carrying amount of MSRs over their fair value. For purposes of measuring impairment, MSRs are stratified on the basis of interest rate, type of interest rate (fixed or variable), and the type of loan (conventional or government).

Allowance for Loan Losses - The allowance for loan losses is based on management's periodic evaluation of the loan portfolio and reflects an amount that, in management's opinion, is adequate to absorb losses in the existing portfolio. In evaluating the portfolio, management takes into consideration numerous factors, including current economic conditions, prior loan loss experience, the composition of the loan portfolio, and management's estimate of anticipated credit losses. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments using information available to them at the time of their examination.

Impaired Loans - The Company adopted the provisions of Statement No. 114, Accounting by Creditors for Impairment of a Loan, as amended by Statement No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures, on January 1, 1995. The Company considers a loan to be impaired when the accrual of interest has been discontinued and based upon other criteria under the statements. The amount of the impairment is measured based on the present value of expected cash flows, the observable market price of the loan, or the fair value of the collateral. An allowance for impairment losses is included in the allowance for loan losses through a provision for loan losses. The Company primarily uses a cost recovery accounting method to recognize interest income on impaired loans.

Premises and Equipment - Premises and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation, computed on the straight-line method, is charged to operations over the estimated useful lives of the properties. Leasehold improvements are amortized over the terms of respective leases or the estimated useful lives of the improvements, whichever is shorter. As of December 31, 1996 and 1995, accumulated depreciation and amortization totaled $80,648,000 and $77,400,000, respectively.

Nonperforming Assets - Nonperforming assets are comprised of loans for which the accrual of interest has been discontinued, loans for which the terms have been renegotiated to less than market rates due to a weakening of the borrower's financial condition (restructured loans), and other real estate acquired primarily through foreclosure that is awaiting disposition.

Loans are generally placed on a nonaccrual status when principal or interest is past due 90 days or more unless the loan is both well secured and in the process of collection, or when in the opinion of management, full collection of principal or interest is unlikely. Generally, consumer loans are not placed on a nonaccrual status, inasmuch as they are generally charged off when they become 120 days past due.

                              ZIONS BANCORPORATION

                   Notes to Consolidated Financial Statements



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Other real estate owned is carried at the lower of cost or net realizable value. Real estate may be considered to be in-substance foreclosed and included herein when specific criteria are met. When property is acquired through foreclosure, or substantially foreclosed, any excess of the related loan balance over net realizable value is charged to the allowance for loan losses. Subsequent write downs or losses upon sale, if any, are charged to other real estate expense.

Amounts Paid in Excess of Net Assets of Acquired Businesses (Goodwill) - The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds.

Off-Balance Sheet Financial Instruments - In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they become payable.

The credit risk associated with these commitments is considered in management's determination of the allowance for loan losses.

Interest Rate Exchange Contracts and Cap and Floor Agreements - The Company enters into interest rate exchange contracts (swaps) and cap and floor agreements as part of its overall asset and liability duration and interest rate risk management strategy. The objective of these financial instruments is to match estimated repricing periods of interest-sensitive assets and liabilities in order to reduce interest rate exposure and or manage desired asset and liability duration. With the exception of interest rate caps, these instruments are used to hedge asset and liability portfolios and, therefore, are not marked to market. Fees associated with these financial instruments are accreted into interest income or amortized to interest expense on a straight-line basis over the lives of the contracts and agreements. Gains or losses on early termination of a swap are amortized on the remaining term of the contract when the underlying assets or liabilities still exist. Otherwise, such gains or losses are fully expensed or recorded as income at the termination of the contract. The net interest received or paid on these contracts is reflected on a current basis in the interest expense or income related to the hedged obligation or asset.

Statements of Cash Flows - For purposes of the statements of cash flows, the Company considers due from banks to be cash equivalents.

                              ZIONS BANCORPORATION

                   Notes to Consolidated Financial Statements



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company paid interest of $218.7 million, $203.0 million, and $156.1 million, respectively, and income taxes of $40.8 million, $44.4 million, and $27.9 million, respectively, for the years ended December 31, 1996, 1995, and 1994. Loans transferred to other real estate owned totaled $.4 million, $.9 million, and $3.3 million, respectively, for the years ended December 31, 1996, 1995, and 1994.

The exercise of stock options under the Company's nonqualified stock option plan, during 1996 and 1995, resulted in tax benefits reducing the Company's current income tax payable and increasing common stock in the amounts of $.6 million and $.8 million in 1996 and 1995, respectively.

Income Taxes - Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Pension and Other Postretirement Plans - The Company has a defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and employees' compensation levels. The cost of this program is being funded currently. The Company sponsors a defined benefit health care plan for substantially all retirees and employees. The Company has other trustee retirement plans covering all qualified employees who have at least one year of service.

Trust Assets - Assets held by the Company in a fiduciary or agency capacity for customers are not included in the consolidated financial statements as such items are not assets of the Company.

Stock Options - Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board
(APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted Statement No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period, the fair value of all stock-based awards on the date of grant. Alternatively, Statement No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in Statement No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of Statement No. 123.

Net Income Per Common Share - Net income per common share is based on the weighted-average outstanding common shares during each year, including common stock equivalents, if applicable.

                              ZIONS BANCORPORATION

                   Notes to Consolidated Financial Statements



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounting Standards Not Adopted - In June 1996, the Financial Accounting Standards Board issued Statement No. 125, Accounting For Transfers and Servicing of Financial Assets and Extinguishment of Financial Liabilities. This Statement requires a company, after a transfer of assets, to recognize the financial and servicing assets it controls and the liabilities it has incurred, derecognize financial assets when control has been surrendered, and derecognize liabilities when extinguished. When a company surrenders control over assets transferred, a sale must be recorded to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. This Statement also requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value and that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold and retained interests based on their relative fair values at the date of the transfer.

This Statement supersedes Statements No. 76, Extinguishment of Debt, and No. 77, Reporting by Transferors for Transfers of Receivables with Recourse. This Statement amends Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, to clarify that a debt security may not be classified as held to maturity if it can be prepaid or otherwise settled in such a way that the holder of the security would not recover substantially all of its recorded investment. This Statement amends and extends to all servicing assets and liabilities the accounting standards for mortgage servicing rights now in Statement No. 65, and supersedes Statement No. 122.

Statement No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. It is anticipated that the adoption of Statement No. 125 will not have a significant impact on the Company's financial position or results of operations.


2. MERGERS AND ACQUISITIONS

On May 31, 1996, the Company acquired Southern Arizona Bancorp, Inc. and its banking subsidiary, Southern Arizona Bank (SAB), in Yuma , Arizona for 363,698 shares of common stock. SAB was merged into Zions Bancorporation's wholly-owned subsidiary, National Bank of Arizona. The acquisition was not material to the Company's consolidated financial position and was accounted for as a purchase. The difference between the purchase price and the net book value of SAB of $16.9 million is included in amounts paid in excess of net assets of acquired businesses.

On June 5, 1995, the Company acquired First Western Bancorporation (First Western) and its banking subsidiary, First Western National Bank (FWNB), in Moab, Utah for 261,611 shares of common stock. FWNB was merged into Zions Bancorporation's wholly-owned subsidiary, Zions First National Bank. This acquisition was not material to the Company's consolidated financial position and was accounted for as a purchase. The difference between the purchase price and the net book value of First Western of $4.4 million is included in amounts paid in excess of net assets of acquired businesses.

On January 14, 1994, the Company and National Bancorp of Arizona, Inc. (NBA) consummated their agreement and plan of reorganization whereby the Company issued 1,456,408 shares of its common stock for 100 percent of the outstanding common stock of NBA. The merger was accounted for as a pooling of interests.

Also during 1994, the Company acquired Rio Salado Bancorp (Rio) for 328,000 shares of common stock.

                              ZIONS BANCORPORATION

                   Notes to Consolidated Financial Statements


2. MERGERS AND ACQUISITIONS (continued)

This acquisition was not material to the Company's consolidated financial position and was accounted for as a purchase. The difference between the purchase price and the net book value of Rio of $7.6 million is included in amounts paid in excess of net assets of acquired businesses.

On November 19, 1996, the Company entered into an agreement to acquire Aspen Bancshares (Aspen), which has assets of approximately $450 million. The Company currently expects consummation of this acquisition in the second quarter of 1997, subject to regulatory approvals and other conditions of closing. This acquisition is expected to be accounted for as a purchase.

On March 7, 1997, the Company announced an agreement to purchase the deposits and branch facilities of 32 Wells Fargo Bank offices in Arizona, Idaho, Nevada and Utah. The offices have deposits of approximately $550 million. The Company expects this transaction to close in July 1997, subject to regulatory approvals and other conditions of closing. (unaudited)


3. INVESTMENT SECURITIES

Investment securities as of December 31, 1996, are summarized as follows (in thousands):

                                                                            Held to maturity
                                                             ----------------------------------------------
                                                                           Gross        Gross     Estimated
                                                              Amortized  unrealized  unrealized     market
                                                                cost       gains       losses        value
                                                             ----------  ----------  ----------   ---------
U.S. government agencies and corporations:
     Small Business Administration loan-backed securities    $  487,748     5,269        1,232      491,785
     Other agency securities                                    518,308     1,601        2,017      517,892
States and political subdivisions                               255,321     5,136          897      259,560
Mortgage-backed securities                                       60,784     1,143           83       61,844
                                                             ----------    ------    ---------    ---------
                                                             $1,322,161    13,149        4,229    1,331,081
                                                             ==========    ======    =========    =========



                                                                            Available for sale
                                                              ---------------------------------------------
                                                                            Gross        Gross    Estimated
                                                              Amortized   unrealized   unrealized   market
                                                                cost        gains        losses     value
                                                              ---------   ---------    ---------  ---------
U.S. Treasury securities                                       $ 14,655       54            2        14,707
U.S. government agencies                                        120,620      277        4,397       116,500
State and political subdivisions                                 39,118    1,652            4        40,766
Mortgage- and other asset-backed securities                      86,007      722        1,864        84,865
                                                               --------    -----      -------       -------
                                                                260,400    2,705        6,267       256,838
Equity securities:
    Mutual funds:
       Accessor Funds, Inc.                                     109,071      390          361       109,100
    Federal Home Loan Bank stock                                 79,593        -            -        79,593
    Other stock                                                   7,343      577            -         7,920
                                                               --------    -----      -------       -------
                                                               $456,407    3,672        6,628       453,451
                                                               ========    =====      =======       =======

                              ZIONS BANCORPORATION

                   Notes to Consolidated Financial Statements



3. INVESTMENT SECURITIES (continued)

Investment securities as of December 31, 1995, are summarized as follows (in thousands):


                                                              Held to maturity
                                             -----------------------------------------------
                                                            Gross       Gross      Estimated
                                             Amortized    unrealized  unrealized    market
                                                cost        gains      losses        value
                                             ----------   ---------- ----------    ---------
U.S. government agencies and corporations:
     Small Business Administration
       loan-backed securities                 $  529,376    11,741          103      541,014
     Other agency securities                     265,430     1,192        3,100      263,522
States and political subdivisions                225,231     5,082          164      230,149
Mortgage-backed securities                        58,546       904          201       59,249
                                              ----------    ------    ---------    ---------
                                              $1,078,583    18,919        3,568    1,093,934
                                              ==========    ======    =========    =========


                                                          Available for sale
                                            ------------------------------------------------
                                                           Gross        Gross      Estimated
                                            Amortized   unrealized    unrealized     market
                                              cost         gains        losses       value
                                            --------    ----------     -------     ---------
U.S. Treasury securities                   $ 17,691          54            17        17,728
U.S. government agencies                     71,038         454           540        70,952
State and political subdivisions             40,153       1,951            20        42,084
Mortgage-backed securities                   69,469         542           678        69,333
                                           --------       -----       -------       -------
                                            198,351       3,001         1,255       200,097
Equity securities:
    Mutual funds:
       Accessor Funds, Inc.                 118,899       1,072             -       119,971
       Other                                    564           -             -           564
    Federal Home Loan Bank stock             71,988           -             -        71,988
    Other stock                               5,386         223            29         5,580
                                           --------       -----       -------       -------
                                           $395,188       4,296         1,284       398,200
                                           ========       =====       =======       =======

The change in net unrealized holding gains (losses) on securities available for sale for the years ended December 31, 1996, 1995, and 1994 was ($3,685,000), $7,716,000, and ($6,281,000), respectively, after related tax effect. These gains (losses) are collectively reported as a separate component of shareholders' equity with December 31, 1996 and 1995 balances of ($1,835,000) and $1,850,000, respectively, after related tax effect.

                              ZIONS BANCORPORATION

                   Notes to Consolidated Financial Statements



3. INVESTMENT SECURITIES (continued)

During December 1995, the Company, in accordance with the provisions of "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" issued by the Financial Accounting Standards Board elected to make a one-time reassessment of its classification of investment securities. In connection therewith the Company transferred securities having an amortized cost of $40.2 million and a market value of $41.5 million from the held to maturity category to the available for sale category. The net unrealized holding gain of $1.3 million recognized with this transfer is included in the balance of net unrealized holding gains and losses on securities available for sale, reported as a separate component of shareholders' equity.

In 1995, the Company sold securities from its held to maturity portfolio. This was in response to the deterioration of the issuer's credit worthiness and continued downgrading in the issuer's published credit rating. The amortized cost of the sold securities totaled $6,602,000 and the related realized gain amounted to $200,000.

The amortized cost and estimated market value of investment securities as of December 31, 1996, by contractual maturity, excluding equity securities, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands):


                                                     Held to maturity              Available for sale
                                              ---------------------------       ------------------------
                                                                Estimated                      Estimated
                                              Amortized           market        Amortized        market
                                                 cost             value           cost           value
                                              ----------        ---------       ---------      ---------
Due in one year or less                       $  144,639          145,691         78,628         74,415
Due after one year through five years            611,945          615,972        108,738        108,849
Due after five years through ten years           402,911          405,320         52,779         53,663
Due after ten years                              162,666          164,098         20,255         19,911
                                              ----------        ---------        -------        -------
                                              $1,322,161        1,331,081        260,400        256,838
                                              ==========        =========        =======        =======

Gross gains of $355,000, $1,129,000, and $367,000 and gross losses of $232,000,
$1,277,000, and $666,000 were realized on sales of investment securities for the years ended December 31, 1996, 1995, and 1994, respectively. Such amounts include gains of $21,000, $14,000, and $102,000, and losses of $37,000, $61,000, and $66,000, respectively, for sales of mortgage-backed securities.

As of December 31, 1996 and 1995, securities with an amortized cost of $512,356,000 and $226,068,000, respectively, were pledged to secure public and trust deposits, advances, and for other purposes as required by law. In addition, the Federal Home Loan Bank stock is pledged as security on the related advances.

                              ZIONS BANCORPORATION

                   Notes to Consolidated Financial Statements



4. LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans are summarized as follows (in thousands):

                                                   1996             1995
                                               -----------       -----------
Loans held for sale                            $  150,467          126,124
Commercial, financial, and agricultural           783,589          688,466
Real estate:
    Construction                                  323,668          268,812
    Other                                       1,757,941        1,272,633
Consumer                                          304,545          341,150
Lease financing                                   159,825          132,520
Other receivables                                  10,989            8,203
                                               ----------        ---------
                                               $3,491,024        2,837,908
                                               ==========        =========

As of December 31, 1996 and 1995, loans with a carrying value of $73,661,000 and $103,409,000, respectively, were pledged as security for Federal Home Loan Bank advances.

During 1996, 1995, and 1994, sales of loans held for sale totaled $654 million, $437 million, and $769 million, respectively. Consumer and other loan securitizations totaled $743 million in 1996, $615 million in 1995, and $703 million in 1994, and relate primarily to loans sold under revolving securitization structures. Gain on the sales, excluding servicing, of both loans held for sale and loan securitizations amounted to $24.4 million in 1996, $14.0 million in 1995, and $5.4 million in 1994. Income related to securitizations is recognized on the basis of cash flows received from the securitized assets, which does not differ materially from immediate gain recognition.

The allowance for loan losses is summarized as follows (in thousands):

                                                         1996              1995          1994
                                                       --------         -------        ---------
Balance at beginning of year                           $ 67,555          67,018          68,461
Allowance for loan losses of companies acquired           2,566             249           1,308
Additions:
    Provision for loan losses                             3,540           2,800           2,181
    Recoveries                                            5,725           5,860           6,729
Deductions:
    Loan charge-offs                                     (9,432)         (8,372)        (11,661)
                                                       --------         -------         -------

Balance at end of year                                 $ 69,954          67,555          67,018
                                                       ========         =======         =======

At December 31, 1996, 1995, and 1994, the allowance for loan losses includes an allocation of $4,636,000, $7,516,000, and $3,674,000, respectively, related to commitments to extend credit and standby letters of credit.

                              ZIONS BANCORPORATION

                   Notes to Consolidated Financial Statements



4. LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)

Nonperforming loans, leases, and related interest foregone are summarized as follows (in thousands):

                                      1996          1995         1994
                                     -------        -----        ------
Nonaccrual loans and leases          $11,526        7,438        13,635
Restructured loans and leases            857          249           567
                                     -------        -----        ------
     Total                           $12,383        7,687        14,202
                                     =======        =====        ======
Contractual interest due             $ 1,377        1,068         1,766
Interest recognized                      720          474           416
                                     =======        =====        ======
     Net interest foregone           $   657          594         1,350
                                     =======        =====        ======

The Company adopted Statement No. 114, Accounting by Creditors for Impairment of a Loan, as amended by Statement No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures, on January 1, 1995. The Company's total recorded investment in impaired loans, in accordance with these Statements and included in nonaccrual loans and leases above, amounted to $7,752,000 and $3,388,000 as of December 31, 1996 and 1995, respectively. Included in the allowance for loan losses as of December 31, 1996 and 1995, is a required allowance of $25,000 and $22,000, respectively, on $1,030,000 and $884,000, respectively, of the recorded investment in impaired loans. Contractual interest due and interest foregone on impaired loans, both included in the calculations for nonperforming loans and leases above, totaled $846,000 and $349,000, respectively, for the year ended December 31, 1996, and $372,000 and $214,000, respectively, for the year ended December 31, 1995. The average recorded investment in impaired loans amounted to $5,450,000 in 1996 and $5,944,000 in 1995.


5. CONCENTRATIONS OF CREDIT RISK

Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentrations of credit risk (whether on- or off-balance sheet) that arise from financial instruments exist for groups of customers or counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The Company does not have significant exposure to any individual customer or counterparty.

Most of the Company's business activity is with customers located within the states of Utah, Nevada, and Arizona. The commercial loan portfolio is well diversified, consisting of approximately 17 industry classification groupings. As of December 31, 1996, the larger concentrations of risk in the commercial loan and leasing portfolio are represented by the real estate, business service, retail, and manufacturing industry groupings, which comprise approximately 18 percent, 14 percent, 14 percent, and 13 percent, respectively, of the portfolio. The Company has minimal credit exposure from lending transactions with highly leveraged entities and has no foreign loans.

                              ZIONS BANCORPORATION

                   Notes to Consolidated Financial Statements



6. MORTGAGE SERVICING RIGHTS

Mortgage servicing rights are summarized as follows (in thousands):

                                      1996           1995           1994
                                    -------         ------        -------
Balance at beginning of year        $ 2,023          2,748          3,846
Additions                             4,723            423            590
Amortization                         (1,299)        (1,148)        (1,688)
                                    =======         ======         ======
Balance at end of year              $ 5,447          2,023          2,748
                                    =======         ======         ======

At December 31, 1996, the estimated fair value of mortgage servicing rights was $8.9 million. Fair value is determined by discounting net estimated cash flows from mortgage servicing activities using discount rates, current market rates, and estimated prepayment rates among other assumptions. The Company did not incur any impairment of mortgage rights during the year ended December 31, 1996.


7. DEPOSITS

Deposits are summarized as follows (in thousands):

                                         1996              1995
                                      ----------        ---------
Noninterest-bearing                   $1,159,791          998,560
Interest-bearing:
    Savings and NOW                      595,612          690,730
    Money market and super NOW         1,879,209        1,473,614
    Time under $100,000                  635,568          669,196
    Time over $100,000                   167,545          158,924
    Foreign                              114,292          106,090
                                      ----------        ---------
                                      $4,552,017        4,097,114
                                      ==========        =========

Interest expense on deposits is summarized as follows (in thousands):

                                            1996          1995         1994
                                          -------        ------        ------
Savings and money market deposits:
    Savings and NOW                       $19,182        22,492        22,262
    Money market and super NOW             67,865        59,465        39,938
                                          -------        ------        ------
                                          $87,047        81,957        62,200
                                          =======        ======        ======
Time deposits:
    Under $100,000                        $34,807        32,016        20,469
    Over $100,000                           9,530         7,358         3,845
Foreign                                     5,391         7,179         4,444
                                          -------        ------        ------
                                          $49,728        46,553        28,758
                                          =======        ======        ======

                              ZIONS BANCORPORATION

                   Notes to Consolidated Financial Statements



7. DEPOSITS (continued)

At December 31, 1996, the scheduled maturities of time deposits are as follows (in thousands):

        1997                                           $ 618,306
        1998                                             103,279
        1999                                              28,439
        2000                                              38,637
        2001 and thereafter                               14,452
                                                       ---------
                                                       $ 803,113
                                                       =========


8. SECURITY REPURCHASE AGREEMENTS

Security repurchase agreements represent funds borrowed on a short-term basis through the sale of securities to counterparties under agreements to repurchase the same securities. The Company participates in overnight and term repurchase agreements. Most of the overnight agreements are performed with sweep accounts in conjunction with a master repurchase agreement. In this case, securities are pledged for and interest is paid on the collected balance of the customers' accounts. The average interest rates pertaining to outstanding repurchase agreements at December 31, 1996 were 5.8 percent for U.S. Treasuries, and 5.1 percent for U.S. government agencies, Small Business Administration pools, and mortgage- and other asset-backed securities.

                              ZIONS BANCORPORATION

                   Notes to Consolidated Financial Statements



8. SECURITY REPURCHASE AGREEMENTS (continued)

Repurchase agreements are summarized as follows (in thousands):

                                                                                        Market value
                                              Carrying      Accrued         Total       of underlying
                                               amount       interest      liability         assets
                                             ---------      --------      ---------     -------------
     U.S. Treasuries:
         Overnight                           $156,909             30        156,939        157,014
         On demand                             28,000              9         28,009         27,712
         Up to 30 days                          1,335              2          1,337          1,315
         30 to 60 days                         13,011             84         13,095         13,042
                                             --------        -------        -------        -------

                                              199,255            125        199,380        199,083

     U.S. government agencies:
         Overnight                            375,672             45        375,717        375,914
         On demand                              2,263            117          2,380          2,060
         30 to 60 days                          1,903             33          1,936          1,956
                                             --------        -------        -------        -------

                                              379,838            195        380,033        379,930

     SBA pools:
         Overnight                            177,352             21        177,373        177,824
         On demand                             14,056            583         14,639         14,253
                                             --------        -------        -------        -------

                                              191,408            604        192,012        192,077

     Mortgage- and other asset-
        backed securities - overnight             860            -              860            860
                                             ========        =======        =======        =======

                Total                        $771,361            924        772,285        771,950
                                             ========        =======        =======        =======

The average amount of outstanding repurchase agreements was approximately $1,110,725,000 during 1996, and the maximum amount outstanding at any month-end during 1996 was approximately $1,341,414,000.


9. INCOME TAXES

Income taxes are summarized as follows (in thousands):

                           1996          1995          1994
                         -------        ------        ------
     Federal:
         Current         $39,604        32,220        23,448
         Deferred          5,391         3,044         3,486
     State                 7,147         5,686         3,966
                         -------        ------        ------
                         $52,142        40,950        30,900
                         =======        ======        ======

                              ZIONS BANCORPORATION

                   Notes to Consolidated Financial Statements



9. INCOME TAXES (continued)

A reconciliation between income tax expense computed using the statutory federal income tax rate (35 percent in 1996, 1995, and 1994) and actual income tax expense is as follows (in thousands):

                                                           1996             1995           1994
                                                         --------          ------        --------
     Income tax expense at statutory federal rate        $ 53,722          42,797          33,154
     State income tax, net                                  4,645           3,696           2,578
     Nondeductible expenses                                 1,611           1,159             882
     Nontaxable interest                                   (5,881)         (4,317)         (3,900)
     Tax credits                                           (1,597)         (1,446)           (885)
     Deferred tax assets realized                             -              (766)           (972)
     Other items                                             (358)           (173)             43
                                                         --------         -------         -------
            Income tax expense                           $ 52,142          40,950          30,900
                                                         ========         =======         =======

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 1996 and 1995, are presented below (in thousands):


                                                                1996            1995
                                                              --------         -------
     Gross deferred tax assets:
         Book loan loss deduction in excess of tax            $ 26,360          25,966
         Postretirement benefits                                 2,355           2,295
         Deferred compensation                                   3,529           2,754
         Deferred loan sales                                     1,458           1,792
         Capital leases                                            322             538
         Acquired net operating losses                           4,008           5,258
         Other                                                   5,987           4,946
                                                              --------         -------
           Total deferred tax assets                            44,019          43,549
                                                              --------         -------

     Gross deferred tax liabilities:
         Premises and equipment, due to differences in
           depreciation                                         (4,454)         (4,719)
         FHLB stock dividends                                  (12,655)        (10,437)
         Leasing operations                                    (15,116)        (10,231)
         Prepaid pension reserves                               (1,119)         (2,328)
         Mortgage servicing                                       (959)            -
         Other                                                    (452)         (1,414)
                                                              --------         -------
           Total deferred tax liabilities                      (34,755)        (29,129)
                                                              --------         -------

     Statement No. 115 market equity adjustment                  1,122          (1,162)
                                                              --------         -------
           Net deferred tax assets                            $ 10,386          13,258
                                                              ========         =======

                              ZIONS BANCORPORATION

                   Notes to Consolidated Financial Statements



9. INCOME TAXES (continued)

Pursuant to Statement No. 109, the Company has determined that it is not required to establish a valuation reserve for the net deferred tax assets since it is "more likely than not" that such net assets will be principally realized through future taxable income and tax planning strategies. The Company's conclusion that it is "more likely than not" that the net deferred tax assets will be realized is based on history of growth in earnings and the prospects for continued growth and profitability.

The Company has net operating loss carryforwards totaling $20,395,000 that expire in the years 2006 and 2007.


10. FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS

Federal Home Loan Bank advances and other borrowings as of December 31, 1996 and 1995, include $73,661,000 and $86,174,000, respectively, borrowed by Zions First National Bank, a wholly-owned subsidiary, (the Bank) under its line of credit with the Federal Home Loan Bank of Seattle. The line of credit provides for borrowing of amounts up to ten percent of total assets. The line of credit is secured under a blanket pledge whereby the Bank maintains unencumbered security with par value, which has been adjusted using a pledge requirement percentage based upon the types of securities pledged, equal to at least 100 percent of outstanding advances, and Federal Home Loan Bank stock. There are no withdrawal and usage restrictions or compensating balance requirements.

Substantially all Federal Home Loan Bank advances reprice with changes in market interest rates or have short terms to maturity. The carrying value of such indebtedness is deemed to approximate market value.

Maturities of outstanding advances at December 31, 1996 in excess of one year are as follows (in thousands):

 1997                                              $  16,509
 1998                                                 16,528
 1999                                                 16,547
 2000                                                  9,329
 2001                                                  1,876
 Thereafter                                           12,872
                                                    --------
                                                   $  73,661
                                                    ========

                              ZIONS BANCORPORATION

                   Notes to Consolidated Financial Statements



11. LONG-TERM DEBT

Long-term debt is summarized as follows (in thousands):

                                                                     1996          1995
                                                                   --------       -------
     Guaranteed preferred beneficial interests in junior
        subordinated deferrable interest debentures                $200,000           -
     Subordinated notes                                              50,000        54,000
     Capitalized real property leases,
        10% to 21%, payable in varying monthly installments           1,063         1,906
     Mortgage notes, 7-1/2% to 9%, due in varying
        amounts and periods                                             405           111
     Other notes payable                                                152           212
                                                                   --------        ------
                                                                   $251,620        56,229
                                                                   ========        ======

The 8.536 percent Guaranteed Preferred Beneficial Interests in Junior Subordinated Deferrable Interest Debentures mature in 2026 and require semiannual interest payments in June and December. During 1996, Zions Institutional Capital Trust A (a subsidiary of Zions First National Bank) was formed. On December 26, 1996, Zions Institutional Capital Trust A issued the
8.536 percent Capital Securities, Series A. The Capital Securities represent preferred undivided interests in the assets of Zions Institutional Capital Trust A and have a preference under certain circumstances over the Common Securities with respect to cash distributions. Zions Institutional Capital Trust A then invested the proceeds from the offering in the 8.536 percent debentures issued by the Bank. The debentures are direct and unsecured obligations of Zions First National Bank (a subsidiary of Zions Bancorporation) and are subordinate to the claims of depositors and general creditors of the Bank. Zions Bancorporation has irrevocably and unconditionally guaranteed all of Zions First National Bank's obligations under the debentures. Zions First National Bank has the right to redeem the debentures on or after December 15, 2006 at a price of 104.268 percent decreasing to par at December 15, 2016. The Capital Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Junior Subordinated Debentures at stated maturity or their earlier redemption. The debentures mature on December 15, 2026.

Subordinated notes include $50,000,000 of 8-5/8 percent notes that mature in 2002. These notes are not redeemable prior to maturity. The subordinated notes are unsecured and require semiannual interest payments in April and October.

                              ZIONS BANCORPORATION

                   Notes to Consolidated Financial Statements



11. LONG-TERM DEBT (continued)

Maturities and sinking fund requirements on long-term debt at December 31, 1996 for each of the succeeding five years are as follows (in thousands):

                                                      Consoli-     Parent
                                                        dated       only
                                                      ----------    ------
       1997                                          $      335          5
       1998                                                 254          -
       1999                                                 214          -
       2000                                                 103          -
       2001                                                  83          -
       Thereafter                                       250,631     50,000
                                                     ==========     ======

                                                     $  251,620     50,005
                                                     ==========     ======


12. COMMITMENTS AND CONTINGENT LIABILITIES

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers, to reduce its own exposure to fluctuations in interest rates, and to make a market in U.S. government, agency, and municipal securities. These financial instruments involve, to varying degrees, elements of credit, liquidity, and interest rate risk in excess of the amount recognized in the balance sheets.

Contractual amounts of the off-balance sheet financial instruments used to meet the financing needs of the Company's customers are as follows (in thousands):


                                             1996              1995
                                         ----------        -----------
     Commitments to extend credit        $1,793,810        1,552,507
     Standby letters of credit:
         Performance                         79,470           39,868
         Financial                           28,349           11,056
     Commercial letters of credit             5,252            7,079

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing properties.

                              ZIONS BANCORPORATION

                   Notes to Consolidated Financial Statements



12. COMMITMENTS AND CONTINGENT LIABILITIES (continued)

Establishing commitments to extend credit gives rise to credit risk. A significant portion of the Company's commitments is expected to expire without being drawn upon; commitments totaling $1,423,286,000 expire in 1997. As a result, the Company's actual future credit exposure or liquidity requirements will be lower than the contractual amounts of the commitments. The Company uses the same credit policies and procedures in making commitments to extend credit and conditional obligations as it does for on-balance sheet instruments. These policies and procedures include credit approvals, limits, and monitoring. The related credit risk is provided for in the allowance for losses on off-balance sheet financial instruments.

Standby and commercial letters of credit are conditional commitments issued by the Company generally to guarantee the performance of a customer to a third party. The guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Standby letters of credit include commitments in the amount of $101,059,000 expiring in 1997 and $6,760,000 expiring thereafter through 2005. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds marketable securities and cash equivalents as collateral supporting those commitments for which collateral is deemed necessary.

Notional values of interest rate contracts are summarized as follows (in thousands):


                                                          1996         1995
                                                       ----------  -----------
        Caps and floors:
            Written                                    $  825,000     825,000
            Purchased                                           -      25,000
        Swaps - fixed                                     285,000     230,000
        Forwards                                           44,961           -
        Options                                                 -       1,000

The Company enters into interest rate caps, floors, exchanges contracts (swaps), forwards, and options agreements as part of its overall asset and liability duration and interest rate risk management strategy. These transactions enable the Company to manage asset and liability durations, and transfer, modify, or reduce its interest rate risk. With the exception of interest rate caps, these instruments are used to hedge asset and liability portfolios and, therefore, are not marked to market. The notional amounts of the contracts are used to express volume, but the amounts potentially subject to credit risk are much smaller. Exposure to credit risk arises from the possibility of nonperformance by counterparties to the interest rate contracts. The Company controls this credit risk (except futures contracts and interest rate cap and floor contracts written, for which credit risk is de minimus) through credit approvals, limits, and monitoring procedures. As the Company generally enters into transactions only with high-quality counterparties, losses associated with counterparty nonperformance on interest rate contracts have been immaterial. Nevertheless, the related credit risk is considered and, if material, will be provided for in an allowance for losses on off-balance sheet financial instruments and included in other liabilities.

                              ZIONS BANCORPORATION

                   Notes to Consolidated Financial Statements



12. COMMITMENTS AND CONTINGENT LIABILITIES (continued)

Interest rate caps and floors obligate one of the parties to the contract to make payments to the other if an interest rate index exceeds a specified upper "capped" level or if the index falls below a specified "floor" level. Of the interest rate caps and floors to which the Company is a party at December 31, 1996, only one with a notional value of $45 million has a remaining term of 18 years. The balance of the interest rate caps and floors have remaining terms of one to four years.

Interest rate swaps generally involve the exchange of fixed and variable rate interest payment obligations based on an underlying notional value, without the exchange of the notional value. Entering into interest rate swap agreements involves not only the risk of dealing with counterparties and their ability to meet the terms of the contract but also the interest rate risk associated with unmatched positions. Swaps to which the Company is a party at December 31, 1996, have remaining terms ranging from 2 to 34 months.

Forwards are contracts for the delayed delivery of financial instruments in which the seller agrees to deliver on a specified future date, a specified instrument, at a specified price or yield. As of December 31, 1996, the Company's forward contracts have remaining terms ranging from one to four months. An option contract is an agreement that conveys to the purchaser the right, but not the obligation, to buy or sell a quantity of a financial instrument or commodity at a predetermined rate or price on a specified future date.

As a market maker in U.S. government, agency, and municipal securities, the Company enters into agreements to purchase and sell such securities. As of December 31, 1996 and 1995, the Company had outstanding commitments to purchase securities of $96,487 and $493,006, respectively, and outstanding commitments to sell securities of $68,772 and $370,156, respectively. These agreements at December 31, 1996, have remaining terms of one month or less.

The contract or notional amount of financial instruments indicates a level of activity associated with a particular class of financial instrument and is not a reflection of the actual level of risk. As of December 31, 1996 and 1995, the regulatory risk-weighted values assigned to all off-balance sheet financial instruments described herein totaled $250,800,000 and $196,649,000, respectively.

The Company is a defendant in various legal proceedings arising in the normal course of business. The Company does not believe that the outcome of any such proceedings will have a material adverse effect on its consolidated financial position, operations, or liquidity.

In connection with loans sold to (or serviced for) others, the Company is subject to recourse obligations on approximately $20.4 million as of December 31, 1996.

                              ZIONS BANCORPORATION

                   Notes to Consolidated Financial Statements



12. COMMITMENTS AND CONTINGENT LIABILITIES (continued)

The Company has commitments for leasing premises and equipment under the terms of noncancelable leases expiring from 1996 to 2031. Future aggregate minimum rental payments under existing noncancelable leases at December 31, 1996 are as follows (in thousands):

                                                                Real property
                                                      Real           and
                                                    property,    equipment,
                                                   capitalized   operating
                                                   -----------  ------------
          1997                                    $      279           5,038
          1998                                           217           4,505
          1999                                           171           3,813
          2000                                           171           3,097
          2001                                           171           2,456
          Thereafter                                     993           3,279
                                                   ---------    -------------
                                                  $    2,002          22,188
                                                  ==========    =============

Future aggregate minimum rental payments have been reduced by noncancelable subleases as follows: 1997, $361,000; 1998, $277,000; 1999, $106,000; 2000,
$93,000; 2001, $84,000; and thereafter $5,107,000. Aggregate rental expense on operating leases amounted to $7,237,000, $6,500,000, and $4,841,000 for the years ended December 31, 1996, 1995, and 1994, respectively.


13. STOCK OPTIONS

The Company has a qualified stock option plan adopted in 1981, under which stock options may be granted to key employees; and a nonqualified plan under which options may be granted to nonemployee directors. Under the nonqualified plan, options expire five to ten years from the date of grant. Under the qualified plan, 806,000 shares of common stock were reserved. Qualified options are granted at a price not less than 100 percent of the fair market value of the stock at the date of grant. Options granted are generally exercisable in increments from one to six years after the date of grant and expire six years after the date of grant. At December 31, 1996, there were 159,590 and 90,000 additional shares available for grant under the qualified plan and nonqualified plan, respectively.

The per share weighted-average fair value of stock options granted during 1996 and 1995 was $18.57 and $10.95 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions:

                                                          1996       1995
                                                       ---------  ----------
      Expected dividend yield                            2.24%      2.81%
      Risk-free interest rate                            6.03%      6.77%
      Expected volatility                               24.43%     24.56%
      Expected life                                    3.5 years   3.5 years

                              ZIONS BANCORPORATION

                   Notes to Consolidated Financial Statements


13. STOCK OPTIONS (continued)

The Company applies APB Opinion No. 25 in accounting for its stock option plans and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under Statement No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                            1996        1995
                                                                         ---------   ---------
       Net income (in thousands):
           As reported                                                  $ 101,350      81,328
           Pro forma                                                      100,988      81,246

       Earnings per share:
           As reported                                                  $    6.84        5.53
           Pro forma                                                         6.81        5.52

Pro forma net income reflects only options granted in 1996 and 1995. Therefore, the full impact of calculating compensation cost for stock options under Statement No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period and compensation cost of options granted prior to January 1, 1995 is not considered.

Stock option activity during the periods indicated is as follows:


                                                                      Number of  Weighted-average
                                                                       shares    exercise price
                                                                      ---------  --------------
       Balance at December 31, 1993                                    341,439      $   22.72
           Granted                                                     104,250          39.73
           Exercised                                                   (45,450)         20.04
           Forfeited                                                    (6,418)         24.39

       Balance at December 31, 1994                                    393,821          24.88
           Granted                                                      70,225          42.65
           Exercised                                                  (131,382)         18.54
           Forfeited                                                    (8,315)         30.82

       Balance at December 31, 1995                                    324,349          28.86
           Granted                                                      99,175          73.07
           Exercised                                                   (98,980)         23.30
           Forfeited                                                   (18,050)         14.14
           Expired                                                      (2,500)         24.13
                                                                       =======

       Balance at December 31, 1996                                    303,994      $   46.01
                                                                       =======

                              ZIONS BANCORPORATION

                   Notes to Consolidated Financial Statements



13. STOCK OPTIONS (continued)

Selected information on stock options as of December 31, 1996 follows:


                                            Outstanding options                   Exercisable options
                               --------------------------------------------  ----------------------------
                                                                  Weighted-
                                                  Weighted-        average                       Weighted-
                                                   average        remaining                       average
           Exercise price          Number of       exercise         life           Number of      exercise
               range                options         price          (years)          options        price
        -----------------          ---------      ---------       ---------        ---------    ----------
         $9.47 to $15.25             54,900       $   10.48          3.10           34,200      $   10.18
        $38.50 to $47.25            149,919           41.13          3.66           49,127          40.87
        $72.50 to $88.25             99,175           73.07          5.61            2,500          75.00
                                    -------                                        -------

                                    303,994       $   46.01          4.20           85,827      $   29.63
                                    =======                                         ======


14. COMMON STOCK

Changes in common stock are summarized as follows (amounts in thousands, except share amounts):

                                            Shares            Amount
                                          ----------         --------
     Balance at December 31, 1993         14,201,367         $ 66,257
     Stock options:
         Redeemed and retired                (15,265)             -
         Exercised                            45,450              443
     Acquisition                             328,000           12,493
                                         -----------         --------
     Balance at December 31, 1994         14,559,552           79,193
     Stock redeemed and retired             (375,040)         (18,523)
     Stock options:
         Redeemed and retired                (21,585)             -
         Exercised                           131,382            2,081
     Acquisition                             261,611           10,726
                                         -----------         --------
     Balance at December 31, 1995         14,555,920           73,477
     Stock redeemed and retired             (274,248)         (21,635)
     Stock options:
         Redeemed and retired                (14,630)             -
         Exercised                            98,980            1,749
     Acquisition                             363,698           26,200
                                         ===========         ========

     Balance at December 31, 1996         14,729,720         $ 79,791
                                         ===========         ========

                              ZIONS BANCORPORATION

                   Notes to Consolidated Financial Statements



15. SHAREHOLDERS' PROTECTION RIGHTS PLAN

The Company has in place a Shareholders' Protection Rights Plan. The Shareholders' Protection Rights Plan contains provisions intended to protect shareholders in the event of unsolicited offers or attempts to acquire the Company, including offers that do not treat all shareholders equally, acquisitions in the open market of shares constituting control without offering fair value to all shareholders, and other coercive or unfair takeover tactics that could impair the Board of Directors' ability to represent shareholders' interests fully. The Shareholders' Protection Rights Plan provides that attached to each share of common stock is one right (a "Right") to purchase one one-hundredth of a share of Participating Preferred Stock for an exercise price of $360, subject to adjustment.

The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person that attempts to acquire the Company without the approval of the Board of Directors. The Rights, however, should not affect offers for all outstanding shares of common stock at a fair price and, otherwise, in the best interests of the Company and its shareholders as determined by the Board of Directors. The Board of Directors may, at its option, redeem all, but not fewer than all, of the then outstanding Rights at any time until the 10th business day following a public announcement that a person or a group had acquired beneficial ownership of 10 percent or more of the Company's outstanding common stock or total voting power.


16. REGULATORY MATTERS

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Company meets all capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notification from the Office of the Comptroller of the Currency categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company's category.

                              ZIONS BANCORPORATION

                   Notes to Consolidated Financial Statements



16. REGULATORY MATTERS (continued)

The Company's actual capital amounts and ratios are also presented in the table as follows (in thousands):

                                                               For capital adequacy
                                          Actual                     purposes             To be well capitalized
                                 -------------------------   -------------------------  --------------------------
                                   Amount        Ratio         Amount        Ratio         Amount        Ratio
                                 ----------    ------------  ----------     ----------- ----------      ----------
    As of December 31, 1996:
        Total capital (to
          risk-weighted
          assets)               $   731,902      18.31 %    $   319,737      8.00  %   $   399,671      10.00 %
        Tier I capital (to
          risk-weighted
          assets)                   574,928      14.38          159,868      4.00          239,802       6.00
        Tier I capital (to
          average assets)           574,928       8.77          262,304      4.00          327,881       5.00

    As of December 31, 1995:
        Total capital (to
          risk-weighted
          assets)               $   463,593      14.23 %    $   260,679      8.00  %   $   325,849      10.00 %
        Tier I capital (to
          risk-weighted
          assets)                   370,931      11.38          130,340      4.00          195,509       6.00
        Tier I capital (to
          average assets)           370,931       6.28          236,349      4.00          295,437       5.00

Dividends declared by the Company's national banking subsidiaries in any calendar year may not, without the approval of the appropriate federal regulator, exceed their net earnings for that year combined with their net earnings less dividends paid for the preceding two years. At December 31, 1996, the Company's subsidiaries had approximately $123.8 million available for the payment of dividends under the foregoing restrictions. In addition, the banking subsidiaries must meet various requirements and restrictions under the laws of the United States and state laws, including requirements to maintain cash reserves against deposits and limitations on loans and investments with affiliated companies. During 1996, cash reserve balances held with the Federal Reserve banks averaged approximately $34.2 million.


17. RETIREMENT PLANS

The Company has a noncontributory defined benefit pension plan for eligible employees. Plan benefits are based on years of service and employees' compensation levels. Benefits vest under the plan upon completion of five years of service. Plan assets consist principally of corporate equity and debt securities, government fixed income securities, and cash investments.

                              ZIONS BANCORPORATION

                   Notes to Consolidated Financial Statements



17. RETIREMENT PLANS (continued)

The components of the net pension cost for the years ended December 31, 1996 and 1995, are as follows (in thousands):

                                                               1996            1995
                                                             -------         -------
     Service cost - benefits earned during the period        $ 3,184          2,151
     Interest cost on projected benefit obligation             3,739          3,261
     Actual return on assets                                  (7,702)        (8,580)
     Net amortization and deferrals                            3,598          5,072
                                                             -------         ------
            Net pension cost                                 $ 2,819          1,904
                                                             =======         ======

Primary actuarial assumptions used in determining the net pension cost are as follows:

                                                                          1996        1995
                                                                        ---------   ---------
       Assumed discount rate                                              7.00%        8.75
       Assumed rate of increase in compensation levels                    5.00         5.00
       Expected long-term rate of return on assets                        9.00         9.00

The funded status of the plan as of December 31, 1996 and 1995, is as follows (in thousands):

                                                                   1996            1995
                                                                ---------         --------
       Actuarial present value of benefit obligations:

         Vested benefit obligation                              $(42,512)         (42,054)
                                                                ========          =======

         Accumulated benefit obligation                         $(47,949)         (47,821)
                                                                ========          =======
     Projected benefit obligation                               $(54,823)         (53,606)
     Plan assets at fair value                                    53,462           48,360
                                                                --------          -------

     Unfunded projected benefit obligation                        (1,361)          (5,246)
     Unrecognized net loss                                         7,052           15,032
     Unrecognized prior service cost                                (524)          (1,175)
     Unrecognized net transition asset                            (1,681)          (2,306)
                                                                --------          -------
     Prepaid pension cost                                       $  3,486            6,305
                                                                ========          =======

     Primary actuarial assumptions (future periods):
         Assumed discount rate                                      7.50%            7.00
         Assumed rate of increase in compensation levels            5.00             5.00

On December 20, 1996, the Board of Directors approved changes in the Company's defined benefit plan. These changes will result in the plan benefit being defined as a lump-sum cash value rather than an annuity at age 65.

                              ZIONS BANCORPORATION

                   Notes to Consolidated Financial Statements



17. RETIREMENT PLANS (continued)

In addition to the Company's defined benefit pension plan, the Company sponsors a defined benefit health care plan that provides postretirement medical benefits to full-time employees hired before January 1, 1993, who meet minimum age and service requirements. The plan is contributory, with retiree contributions adjusted annually, and contains other cost-sharing features such as deductibles and coinsurance. Plan coverage is provided by self-funding or health maintenance organizations (HMOs) options. The accounting for the plan anticipates future cost-sharing changes to the written plan, including an increase in the normal and early retiree contribution rate to 50 percent in 1996. Reductions in the Company's obligations to provide benefits resulting from cost sharing changes have been applied to reduce the plans unrecognized transition obligation. The Company's retiree premium contribution rate is frozen at 50 percent of 1996 dollar amounts. The Company's policy is to fund the cost of medical benefits in amounts determined at the discretion of management.

The following table presents the plan's funded status reconciled with amounts recognized in the Company's consolidated balance sheets at December 31, 1996 and 1995, as follows (in thousands):

                                                                    1996           1995
                                                                  --------        -------
     Accumulated postretirement benefit obligation:
          Retirees                                                $(2,181)        (4,855)
          Fully eligible active plan participants                    (836)          (523)
          Other active plan participants                             (535)          (792)
                                                                  -------         ------

                                                                   (3,552)        (6,170)
     Plan assets at fair value                                        -              -
                                                                  -------         ------
     Accumulated postretirement benefit obligation in
        excess of plan assets                                      (3,552)        (6,170)
     Unrecognized net loss (gain)                                  (2,628)           116
                                                                  -------         ------
     Accrued postretirement benefit cost included in other
        liabilities                                               $(6,180)        (6,054)
                                                                  =======         ======

Net periodic postretirement benefit cost for 1996 and 1995, includes the following components ( in thousands):

                                                               1996     1995
                                                             -------   ------
      Service cost                                           $   195       93
      Interest cost                                              414      380
      Net amortization                                             -     (351)
                                                             -------   ------
              Net periodic postretirement benefit cost       $   609      122
                                                             =======   ======

The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.5 and 7.0 percent, respectively, at December 31, 1996 and 1995.

                              ZIONS BANCORPORATION

                   Notes to Consolidated Financial Statements



17. RETIREMENT PLANS (continued)

The Company has an Employee Stock Savings Plan and an Employee Investment Savings Plan (formerly known as the Salary Reduction Arrangement Plan) (PAYSHELTER). Under PAYSHELTER, employees select from a nontax-deferred or tax-deferred plan and four investment alternatives. Employees can contribute from 1 to 15 percent of compensation, which is matched 50 percent by the Company for contributions up to 5 percent and 25 percent for contributions greater than 5 percent up to 10 percent. Contributions to the plans amounted to $1,726,000, $1,404,000, and $1,319,000 for the years ended December 31, 1996, 1995, and
1994, respectively.

The Company has an employee profit-sharing plan. Contributions to the plan are determined per a formula based on the Company's annual return on equity (required minimum return of 14 percent). Accrued contributions to the plan amounted to $1,835,000, $1,592,000, and $1,096,000 for the years ended December 31, 1996, 1995, and 1994, respectively.


18.  FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying value and estimated fair value of principal financial instruments are summarized as follows (in thousands):

                                                                   December 31, 1996                     December 31, 1995
                                                           ------------------------------         -----------------------------
                                                             Carrying         Estimated           Carrying            Estimated
                                                              value           fair value            value            fair value
                                                           ------------       -----------         ----------         ----------
     Financial assets:
         Cash and due from banks                           $   404,331            404,331            418,067            418,067
         Money market investments                              613,429            613,429            687,251            687,251
         Investment securities                               1,809,688          1,818,608          1,540,489          1,555,347
         Loans, net                                          3,387,225          3,403,757          2,739,401          2,758,244
                                                           -----------         ----------         ----------         ----------
             Total financial assets                        $ 6,214,673          6,240,125          5,385,208          5,418,909
                                                           ===========         ==========         ==========         ==========
     Financial liabilities:
         Demand, savings, and money market deposits        $ 3,634,612          3,634,612          3,162,904          3,162,904
         Time deposits                                         803,113            801,051            828,120            834,460
         Foreign deposits                                      114,292            114,406            106,090            106,090
         Securities sold, not yet purchased                     76,831             76,831            117,005            117,005
         Federal funds purchased and security
           repurchase agreements                               926,768            926,768            748,332            748,332
         FHLB advances and other borrowings                     87,194             87,194            101,084            101,084
         Long-term debt                                        251,620            255,646             56,229             61,507
                                                           -----------         ----------         ----------         ----------
             Total financial liabilities                   $ 5,894,430          5,896,508          5,119,764          5,131,382
                                                           ===========         ==========         ==========         ==========
     Off-balance sheet instruments:
         Caps and floors:
            Written                                        $    (4,372)            (4,372)            (4,691)            (4,691)
            Purchased                                              -                  -                  174                  3
         Swaps - fixed                                             -                1,360                -                4,936
         Forwards                                                  -                   53                -                  -
                                                           -----------         ----------         ----------         ----------
             Total off-balance sheet instruments           $    (4,372)            (2,959)            (4,517)               248
                                                           ===========         ==========         ==========         ==========

                              ZIONS BANCORPORATION

                   Notes to Consolidated Financial Statements



18.  FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

Financial assets and financial liabilities other than investment securities of the Company are not traded in active markets. The above estimates of fair value require subjective judgments and are approximate. Changes in the following methodologies and assumptions could significantly affect the estimates.

Financial Assets - The estimated fair value approximates the carrying value of cash and due from banks and money market investments. For securities, the fair value is based on quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments or using a discounted cash flow model based on established market rates. The fair value of fixed-rate loans is estimated by discounting future cash flows using the London Interbank Offered Rate (LIBOR) yield curve adjusted by a factor which reflects the credit and interest rate risk inherent in the loan. Variable-rate loans reprice with changes in market rates. As such their carrying amounts are deemed to approximate fair value. The fair value of the allowance for loan losses of $65,318,000 and $67,555,000 at December 31, 1996 and 1995, respectively, are the present value of estimated net charge-offs.

Financial Liabilities - The estimated fair value of demand and savings deposits, securities sold not yet purchased, and federal funds purchased and security repurchase agreements approximates the carrying value. The fair value of time and foreign deposits is estimated by discounting future cash flows using the LIBOR yield curve. Substantially all FHLB advances reprice with changes in market interest rates or have short terms to maturity. The carrying value of such indebtedness is deemed to approximate market value. Other borrowings are not significant. The estimated fair value of the subordinated notes is based on a quoted market price. The remaining long-term debt is not significant.

Off-Balance Sheet Financial Instruments - The fair value of the caps, floors, and swaps reflects the estimated amounts that the Company would receive or pay to terminate the contracts at the reporting date based upon pricing or valuation models applied to current market information, thereby taking into account the current unrealized gains or losses of open contracts. The carrying amounts include unamortized fees paid or received and deferred gains or losses.

The fair value of commitments to extend credit and letters of credit, based on fees currently charged for similar commitments, is not significant.

                              ZIONS BANCORPORATION

                   Notes to Consolidated Financial Statements



19. QUARTERLY FINANCIAL INFORMATION  (UNAUDITED)

Financial information by quarter for the three years ended December 31, 1996, is as follows (in thousands, except per share amounts):

                                                                                             Net
                                              Provi-        Income                          income
                                Net          sion for       before                           per
                             interest          loan         income           Net            common
                              income          losses         taxes          income          share
                             --------        -------        -------        -------        ----------
     1996:
       First quarter         $ 59,949            600         35,674         23,671           1.61
       Second quarter          63,490            760         37,816         25,064           1.70
       Third quarter           65,768            840         39,535         25,760           1.73
       Fourth quarter          71,266          1,340         40,467         26,855           1.80
                             --------        -------        -------        -------           ----
                             $260,473          3,540        153,492        101,350           6.84
                             ========        =======        =======        =======           ====

     1995:
       First quarter         $ 53,201            600         23,824         16,001           1.09
       Second quarter          55,897            850         31,270         20,521           1.39
       Third quarter           57,923            800         34,044         22,291           1.52
       Fourth quarter          60,073            550         33,140         22,515           1.53
                             --------        -------        -------        -------           ----
                             $227,094          2,800        122,278         81,328           5.53
                             ========        =======        =======        =======           ====

     1994:
       First quarter         $ 44,801            290         18,416         12,438            .87
       Second quarter          48,741            467         24,743         16,418           1.12
       Third quarter           51,859            440         26,789         17,665           1.20
       Fourth quarter          53,205            984         24,779         17,306           1.18
                             --------        -------        -------        -------           ----
                             $198,606          2,181         94,727         63,827           4.37
                             ========        =======        =======        =======           ====


20. PARENT COMPANY FINANCIAL INFORMATION

Condensed financial information of Zions Bancorporation (parent only) follows:

                              ZIONS BANCORPORATION
                            Condensed Balance Sheets
                           December 31, 1996 and 1995
                                 (In thousands)

     ASSETS                                                                  1996             1995
                                                                           ---------         -------
     Cash and due from banks                                               $   1,855           2,955
     Interest-bearing deposits                                                 3,528          16,503
     Investment securities                                                     4,127           2,521
     Loans, lease financing, and other receivables                                55           1,108
     Investments in subsidiaries:
         Commercial banks                                                    542,829         458,647
         Other                                                                 6,191           5,478
     Receivables from subsidiaries:
         Commercial banks                                                        -               100
         Other                                                                 1,433             574
     Real estate held for rental purposes, at cost, less
       accumulated depreciation                                                1,286           1,667
     Premises and equipment, at cost, less accumulated depreciation              211             187
     Other real estate owned                                                      54              58
     Other assets                                                             16,254          10,024
                                                                           ---------         -------
           Total assets                                                    $ 577,823         499,822
                                                                           =========         =======

     LIABILITIES AND SHAREHOLDERS' EQUITY
     Accrued liabilities                                                   $  20,366          16,596
     Short-term borrowings                                                       -               -
     Long-term debt                                                           50,005          54,720
                                                                           ---------         -------
           Total liabilities                                                  70,371          71,316
                                                                           ---------         -------
     Shareholders' equity:
         Common stock                                                         79,791          73,477
         Net unrealized holding gains and losses on
           securities available for sale                                      (1,835)          1,850
         Retained earnings                                                   429,496         353,179
                                                                           ---------         -------
           Total shareholders' equity                                        507,452         428,506
                                                                           ---------         -------
                                                                           $ 577,823         499,822
                                                                           =========         =======

                              ZIONS BANCORPORATION
                         Condensed Statements of Income
                  Years ended December 31, 1996, 1995, and 1994
                                 (In thousands)



                                                                            1996            1995            1994
                                                                         ---------        --------         -------
     Interest income - interest and fees on loans and securities         $     890           2,417           3,035
     Interest expense - interest on borrowed funds                           4,769           5,095           4,798
                                                                         ---------         -------         -------
          Net interest loss                                                 (3,879)         (2,678)         (1,763)
                                                                         ---------         -------         -------
     Other income:
        Dividends from consolidated subsidiaries:
          Commercial banks                                                  44,970          29,400          21,528
          Other                                                              1,000             -               -
        Other income                                                         3,990           3,131           2,985
                                                                         ---------         -------         -------
                                                                            49,960          32,531          24,513
                                                                         ---------         -------         -------
     Expenses:
        Salaries and employee benefits                                       6,472           5,262           4,913
        Operating expenses                                                   1,733             463           1,165
                                                                         ---------         -------         -------
                                                                             8,205           5,725           6,078
                                                                         ---------         -------         -------

     Income before income tax benefit                                       37,876          24,128          16,672
     Income tax benefit                                                     (2,762)         (2,052)         (1,939)
                                                                         ---------         -------         -------

     Income before equity in undistributed income
       of consolidated subsidiaries                                         40,638          26,180          18,611
                                                                         ---------         -------         -------

     Equity in undistributed income of consolidated subsidiaries:
         Commercial banks                                                   60,086          54,245          44,133
         Other                                                                 626             903           1,083
                                                                         ---------         -------         -------
                                                                            60,712          55,148          45,216
                                                                         ---------         -------         -------
          Net income                                                     $ 101,350          81,328          63,827
                                                                         =========         =======         =======

                              ZIONS BANCORPORATION
                       Condensed Statements of Cash Flows
                  Years ended December 31, 1996, 1995, and 1994
                                 (In thousands)



                                                                          1996            1995            1994
                                                                       ---------         -------         -------
     Cash flows from operating activities:
        Net income                                                     $ 101,350          81,328          63,827
        Adjustments to reconcile net income  to net cash
         provided by operating activities:
          Undistributed net income of consolidated subsidiaries          (60,712)        (55,148)        (45,216)
          Depreciation of premises and equipment                             440             678             675
          Amortization of excess costs of acquired businesses                599             588             492
          Other                                                            9,992           4,646              (3)
                                                                       ---------         -------         -------

            Net cash provided by operating activities                     51,669          32,092          19,775
                                                                       ---------         -------         -------

     Cash flows from investing activities:
      Net decrease (increase) in interest-bearing deposits                12,975         (13,677)         (2,381)
      Collection of advances to subsidiaries                                 986          34,548           4,939
      Advances to subsidiaries                                            (1,745)         (7,565)         (3,575)
      Decrease (increase) of investment in subsidiaries                      (30)           (386)            274
      Purchase of other assets                                           (12,000)            -               -
      Other                                                               (2,786)          3,625           1,908
                                                                       ---------         -------         -------

            Net cash provided by (used in) investing activities           (2,600)         16,545           1,165
                                                                       ---------         -------         -------

     Cash flows from financing activities:
      Net change in short-term funds borrowed                                -            (8,001)         (3,305)
      Payments on long-term debt                                          (4,715)         (1,469)         (1,358)
      Proceeds from issuance of common stock                               1,178           1,291             317
      Payments to redeem common stock                                    (21,635)        (18,523)            -
      Dividends paid                                                     (24,997)        (20,554)        (17,271)
                                                                       ---------         -------         -------

           Net cash used in financing activities                         (50,169)        (47,256)        (21,617)
                                                                       ---------         -------         -------

     Net increase (decrease) in cash and due from banks                   (1,100)          1,381            (677)

     Cash and due from banks at beginning of year                          2,955           1,574           2,251
                                                                       ---------         -------         -------

     Cash and due from banks at end of year                            $   1,855           2,955           1,574
                                                                       =========         =======         =======

The parent company paid interest of $4,745,000, $6,180,000, and $7,245,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

                              ZIONS BANCORPORATION
                    Condensed Statements of Retained Earnings
                  Years ended December 31, 1996, 1995, and 1994
                                 (In thousands)



                                                                         1996              1995             1994
                                                                      ---------         --------         ----------
     Balance at beginning of year                                     $ 353,179          292,443          245,920
     Net income                                                         101,350           81,328           63,827
     Cash dividends:
         Preferred, paid by subsidiary to minority shareholder              (36)             (38)             (33)
         Common                                                         (24,997)         (20,554)         (16,786)
         Dividends of NBA prior to merger                                   -                -               (485)
                                                                      ---------         --------         --------
     Balance at end of year                                           $ 429,496          353,179          292,443
                                                                      =========         ========         ========

                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       Zions Bancorporation



                                       By /s/ Dale M. Gibbons
                                         -------------------------------------
                                       Name:  Dale M. Gibbons
                                       Title:  Senior Vice President and Chief
                                       Financial Officer


Date:  March 10, 1997